EXHIBIT (a)(1)(A)
PEROT SYSTEMS CORPORATION
OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS

THE OFFER AND THE RIGHT TO WITHDRAW STOCK OPTIONS FROM THE OFFER
WILL EXPIRE AT 6:00 P.M. EASTERN TIME ON DECEMBER 15, 2005,
UNLESS THE OFFER IS EXTENDED

THIS OFFER TO EXCHANGE RELATES TO CERTAIN STOCK OPTIONS
GRANTED UNDER THE
PEROT SYSTEMS CORPORATION AMENDED AND RESTATED 1991 STOCK OPTION PLAN
PURSUANT TO THE SOLUTIONS PURCHASE AGREEMENT
IN EXCHANGE FOR STOCK OPTIONS
GRANTED UNDER THE
PEROT SYSTEMS CORPORATION 2001 LONG-TERM INCENTIVE PLAN
November 15, 2005

PEROT SYSTEMS CORPORATION
OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS

     THE OFFER AND THE RIGHT TO WITHDRAW STOCK OPTIONS FROM THE OFFER WILL EXPIRE AT 6:00 P.M. EASTERN TIME ON DECEMBER 15, 2005, UNLESS THE OFFER IS EXTENDED.

     Perot Systems Corporation (“PSC,” the “Company” or “we”) is offering a one-time opportunity for eligible employees of PSC and its wholly owned subsidiaries to exchange certain eligible stock options to purchase shares of Class A common stock of PSC, par value $0.01 per share (“Common Stock”), outstanding under our Amended and Restated 1991 Stock Option Plan (the “1991 Plan”), all of which are currently unvested and are not scheduled to vest until March 31, 2010, for fully vested replacement stock options to purchase a designated number of shares of our Common Stock to be granted under our 2001 Long-Term Incentive Plan (the “2001 Plan”) upon the terms and subject to the conditions set forth in this Offer to Exchange. The eligible options are performance options with an exercise price of $25.00 per share that were granted on March 1, 2000 in connection with that certain Asset Purchase Agreement, dated as of March 1, 2000, by and among PSC, PSSC Acquisition Corporation, Solutions Consulting, Inc., Mark G. Miller and Sanford B. Ferguson (the “Solutions Purchase Agreement”).
     We are making the Offer upon the terms and subject to the conditions set forth in this Offer to Exchange (which, as it may be amended or supplemented from time to time, collectively constitutes the “Offer”). The Offer will end at 6:00 p.m. Eastern Time on December 15, 2005, unless the Offer is extended. As explained in more detail below, to participate in the Offer, you must (1) be an “eligible employee” continuously from the date the Offer commences until the date the replacement options are granted and (2) hold “eligible options.”
     You are an “eligible employee” for purposes of the Offer if you are an employee of PSC or one of our wholly owned subsidiaries continuously from the date the Offer commences until the date the replacement options are granted. If you do not meet this definition, you are not eligible to participate in the Offer. This means that if your employment with PSC or any of its subsidiaries is terminated for any reason before the date on which the replacement options are granted, you will not be eligible to participate in the Offer. None of our directors or officers holds eligible options and, therefore, none of such individuals will be entitled to participate in the Offer.
TO PARTICIPATE IN THE OFFER, YOU MUST BE AN ELIGIBLE EMPLOYEE CONTINUOUSLY FROM NOVEMBER 15, 2005
UNTIL THE DATE WE GRANT REPLACEMENT OPTIONS
(CURRENTLY SCHEDULED TO BE ON OR ABOUT DECEMBER 20, 2005).
     Outstanding stock options are eligible for exchange in the Offer (“eligible options”) only if those options:
(1)	were granted on March 1, 2000 under the 1991 Plan in connection with the Solutions Purchase Agreement;

(2)	are performance options with an exercise price of $25.00 per share;

(3)	have not previously been cancelled; and

(4)	are held by eligible employees.
     We expect to grant replacement options on or about December 20, 2005. Promptly following the end of the Offer, currently scheduled for 6:00 p.m. Eastern Time on December 15, 2005, we intend to accept for exchange all eligible options for which proper elections have been made and not validly withdrawn. All eligible options accepted for exchange will be cancelled simultaneously with the grant of replacement options. TO RECEIVE A GRANT OF REPLACEMENT OPTIONS, YOU MUST CONTINUE TO BE AN ELIGIBLE EMPLOYEE ON

THE DATE WE GRANT REPLACEMENT OPTIONS.
     IF YOU DO NOT ELECT TO PARTICIPATE IN THE OFFER, THE TERMS OF YOUR ELIGIBLE OPTIONS WILL BE AMENDED SIMULTANEOUSLY WITH THE CONCLUSION OF THE OFFER. SEE SECTION 12 (“GENERAL TERMS OF REPLACEMENT OPTIONS AND DIFFERENCES AMONG ELIGIBLE OPTIONS, REPLACEMENT OPTIONS AND AMENDED OPTIONS”) FOR A COMPARISON OF THE MATERIAL TERMS OF THE ELIGIBLE OPTIONS, THE REPLACEMENT OPTIONS AND THE AMENDED OPTIONS.
     If you participate in the Offer and are an eligible employee, the number of replacement options that will be granted in exchange for your eligible options will depend upon the number of eligible options that you hold. Subject to the terms and conditions of the Offer, you will receive options to purchase the number of shares of our Common Stock determined by applying the following exchange ratio to the eligible options:

In Exchange for Each Eligible Option to Purchase One
Share of Our Common Stock, You Will Receive One
Eligible Options:	Replacement Option to Purchase:
Performance options with an exercise price of $25.00 per share granted on March 1, 2000 (and not previously cancelled) under the 1991 Plan in connection with the Solutions Purchase Agreement	0.9 shares of our Common Stock
     Therefore, if you elect to exchange your eligible options, the number of shares of our Common Stock for which your replacement options will be exercisable will be 90% of the total number of shares underlying your eligible options prior to the exchange. If such calculation results in a fractional number of shares, the number of replacement options will be rounded up to the nearest whole share.
     The exercise price of replacement options ($25.00 per share) will be the same as the exercise price of the eligible options. If you elect to participate in the exchange, you will receive vested options to purchase shares of our Common Stock with respect to your eligible options (all of which are currently unvested and are not scheduled to vest until March 31, 2010).
     If you elect to exchange any eligible options in the Offer, you must elect to exchange all of your eligible options.
     All replacement options will be granted as “Non-Qualified Options” for purposes of the Internal Revenue Code of 1986, as amended. Replacement options will be granted under the 2001 Plan. The replacement options will be fully vested and exercisable. Eligible options will be exchanged for replacement options that will expire on March 31, 2011. Replacement options are subject to early termination or forfeiture in certain circumstances, as described in this Offer to Exchange.
     If you are not an eligible employee on the date we grant replacement options, you will not be eligible to participate in the Offer and you will not be eligible to receive any replacement options or any other consideration in exchange for your eligible options in the Offer.
     The Offer is conditioned upon the exchange of all eligible options held by you, and is subject to the additional conditions described in Section 8 of this Offer to Exchange.
     If you choose not to participate in the exchange, then your options will remain outstanding. However, our Board of Directors has recently amended the 1991 Plan to allow the plan administrator (currently our Board of Directors) to modify or amend any or all stock option agreements entered into pursuant to the 1991 Plan, provided that no amendment of a stock option agreement shall adversely affect any rights of a holder of options granted under the 1991 Plan unless agreed to in writing by such holder. In connection with such amendment, the Board has approved an amendment of the terms of all stock option agreements relating to any eligible options not exchanged pursuant to the Offer

(the “amended options”) such that the amended options will be accelerated and become fully vested and exercisable without any action on the part of the holders thereof, provided that, if such amended options are exercised, the shares of our Common Stock issued pursuant to such exercise will be subject to certain restrictions on sale or transfer prior to the expiration of the original vesting period of such amended options (March 31, 2010). Our Board of Directors has determined that such amendment does not adversely affect the rights of the holders of the amended options. The amendment will not affect the number of shares for which the amended options may be exercised. Such amendment of the eligible options will become effective simultaneously with the conclusion of the Offer.
     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER PSC NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO PARTICIPATE.
     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     SEE “RISKS OF PARTICIPATING IN THE OFFER” BEGINNING ON PAGE 17 FOR CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE OFFER.
     Shares of our Common Stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “PER.” On November 10, 2005, the closing price for a share of our Common Stock as reported on the NYSE was $13.40 per share. We recommend that you obtain the current market price for our Common Stock before deciding whether to exchange your eligible options.
     You may direct questions about the exchange and the Offer or requests for assistance or additional copies of this Offer to Exchange to PSC’s Stock Plan Administrator, Terri Gibbons, between 9:00 a.m. and 6:00 p.m. Eastern Time, Monday through Friday, by calling
972-577-5670.
IMPORTANT — PROCEDURE FOR ELECTION TO PARTICIPATE IN THE OFFER
      To participate in the Offer, you must make your election to participate by 6:00 p.m. Eastern Time on December 15, 2005, or such later time and date to which the Offer is extended (the “Election Deadline”).
      To make your election to participate, prior to the Election Deadline, you must complete and sign the Letter of Transmittal in accordance with its instructions and mail, fax or hand deliver it to Perot Systems Corporation, Attention: Terri Gibbons, Stock Plan Administrator, M/S D2420, 2300 West Plano Parkway, Plano, Texas 75075 (facsimile: 972-577-6088).
     You do not need to return any stock option agreements as they will automatically be cancelled upon the grant of replacement options if we accept your eligible options for exchange.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED OFFERING DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

A “SUMMARY OF TERMS” DESCRIBING THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 17 THROUGH 24 OF THIS OFFER TO EXCHANGE. YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.
THE COMMENCEMENT DATE OF THIS OFFER TO EXCHANGE IS NOVEMBER 15, 2005.

INDEX TO SUMMARY OF TERMS
1.	What is PSC offering and who is eligible?
2.	Why are we making the Offer?
3.	Is the Offer a repricing?
4.	Are all of my option grants eligible for the Offer?
5.	If I decide to exchange certain of my eligible options, will I have to exchange all of my eligible options?
6.	Does the Board of Directors have a recommendation concerning the Offer?
7.	May I exchange unvested options?
8.	During what period must I be an eligible employee?
9.	How does a leave of absence impact the Offer?
10.	Does participation in the Offer create a right to continued employment?
11.	Are there any other circumstances under which I would not be granted replacement options?
12.	How many replacement options will I receive in exchange for my eligible options that are cancelled in the Offer?
13.	How was the exchange ratio determined?
14.	Do I have to participate in the Offer?
15.	What if I choose not to participate in the Offer?
16.	Will my decision to participate in the Offer impact my ability to receive options in the future?
17.	How will the terms and conditions vary for the eligible options, the replacement options and the amended options?
18.	Under which plan will my new options be granted?
19.	When will the replacement options become exercisable?
20.	What will be the exercise price of the replacement options?
21.	When will the replacement options expire?
22.	Will my replacement options be incentive stock options or non-qualified stock options?
23.	What effect will termination of my employment have on the exercisability of my replacement options?
24.	How do I elect to participate in the Offer?
25.	How do I withdraw my election to participate in the Offer after I have made an election to participate?
26.	When will I receive my replacement options?
27.	If I participate, what will happen to the eligible options that I exchange?
28.	Will I be sent a confirmation that I have elected to exchange eligible options, or that I have withdrawn my election to participate?
29.	Will I be sent a confirmation that my eligible options were accepted for exchange in the Offer and were cancelled?
30.	What happens if PSC is acquired by or merges with another company after I have elected to exchange my eligible options but prior to the end of the Offer?
31.	What happens if PSC is acquired by or merges with another company after my eligible options have been cancelled but before replacement options are granted?
32.	When does the Offer end? Can the Offer be extended, and if so, how will I be notified of such extension?
33.	Are there any conditions to the Offer?
34.	How will PSC determine whether I have properly elected to exchange my eligible options?
35.	Will I have to pay taxes if I exchange my options?
36.	Will I have to pay taxes if I choose not to participate in the Offer?
37.	What risks are important to my decision?
38.	Who should I contact regarding questions about the Offer or if I would like to receive additional information?

SUMMARY OF TERMS
     The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange because the information in this summary is not complete and additional significant information is contained in the remainder of this document. We have included section references to various sections in this Offer to Exchange where you can find a more complete description of the topics briefly discussed in this summary. The Offer is made subject to the terms and conditions of this Offer to Exchange as it may be amended or supplemented prior to the end of the Offer.
1. What is PSC offering and who is eligible?
     We are making the Offer to eligible employees of PSC and its wholly owned subsidiaries to exchange their eligible options in PSC for a designated number of replacement options in PSC with the same exercise price. In addition, any eligible options not exchanged pursuant to the Offer will be amended, effective simultaneously with the conclusion of the Offer. The respective terms of the eligible options, the replacement options and the amended options differ in several respects. Please refer to Section 12 for detailed information regarding the material differences among the eligible options, the replacement options and the amended options. If you elect to exchange any options under the Offer, you will be required to exchange all eligible options that you hold. The terms and conditions of the Offer are set forth in this Offer to Exchange. Subject to and in accordance with the Offer, we:
•	will accept for exchange and cancel certain eligible options as set forth in this Offer to Exchange; and

•	expect to grant replacement options on or about December 20, 2005. (Sections 2, 3, 7 and 10)
2. Why are we making the Offer?
     We are making the Offer for compensatory purposes and to further advance our corporate compensation objectives. The eligible options currently held by eligible employees will not vest until March 31, 2010. As a result, we believe that these options are less effective as incentives because of the length of time before they become exercisable. The replacement options will allow the holders of those options to realize appreciation in our Common Stock in excess of $25.00 per share, if any, at any time between the issuance of the replacement option and the termination of the replacement option instead of such holders being required to wait until March 31, 2010 to realize any such appreciation.
     The eligible options represent approximately 10.9% of all outstanding options to purchase shares of our Common Stock. Under the recently revised Financial Accounting Standards Board Statement No. 123R, “Share-based Payment,” we will be required to recognize the expense associated with our outstanding unvested stock options beginning in the first quarter of fiscal 2006. All currently unvested eligible options will either be (i) exchanged for a lesser number of fully vested replacement options pursuant to the Offer or (ii) if not exchanged pursuant to the Offer, amended such that the amended options will be fully vested and immediately exercisable at $25.00 per share with the shares issuable upon exercise thereof being subject to certain restrictions on transfer until March 31, 2010. As a result of granting fully vested replacement options in the Offer and the acceleration of the vesting of the amended options, PSC expects to reduce the pre-tax compensation expense related to the eligible options it otherwise would be required to record in connection with the eligible options by approximately $20.0 million, assuming no future forfeitures, over the period remaining until the eligible options originally would have vested (March 31, 2010). The Company anticipates that, by accelerating the vesting of the amended options at a time when their exercise price is higher than our market price, we will not be required to recognize compensation expense on the options. By granting fully vested replacement options and accelerating the vesting of the amended options, the stock-based compensation expense will be reflected only in the footnote disclosures to our financial statements for the fiscal year ending December 31, 2005, as required by Financial Accounting Standards Board Statement No. 123, “Accounting for Stock-Based Compensation.”
3. Is the Offer a repricing?
     No. This is not a repricing because we are not resetting the exercise price of the eligible options and we are not offering to exchange eligible options for replacement options with a lower exercise price. The exercise price of the eligible options is $25.00 per share. If you elect to participate in the Offer, you will receive replacement options with an exercise price of $25.00 per share. The exercise price applicable to the amended options also will be $25.00 per share.
4. Are all of my option grants eligible for the Offer?
     No. Eligible options are only those performance options with an exercise price of $25.00 per share that were granted on March 1, 2000 under the 1991 Plan in connection with the Solutions Purchase Agreement. No other PSC options will be exchanged pursuant to the Offer.
5. If I decide to exchange certain of my eligible options, will I have to exchange all of my eligible options?
     Yes. If you choose to exchange any eligible options, you must tender all eligible options held by you. (Section 5)
6. Does the Board of Directors have a recommendation concerning the Offer?
     Although our Board of Directors has approved the Offer, neither PSC nor our Board of Directors makes any recommendation as to whether you should participate in the Offer. You must make your own decision whether or not to participate in the Offer. We recommend that you speak to your own legal, investment and tax advisors regarding questions concerning legal or tax implications or other investment-related questions. (Section 4)
7. May I exchange unvested options?
     Yes. All of the eligible options are currently unvested and are not scheduled to vest until March 31, 2010. The replacement options granted in exchange for the unvested eligible options will be fully vested. (Section 3)
8. During what period must I be an eligible employee?
     To participate in the Offer and receive a grant of replacement options, you must be an eligible employee continuously from the date the Offer commences (November 15, 2005) until the date we grant replacement options (currently expected to be on or about December 20, 2005). If your employment with PSC or any of our wholly owned subsidiaries is terminated for any reason before the date on which replacement options are granted, you will not be eligible to participate in the Offer. (Section 2)
9. How does a leave of absence impact the Offer?
     You are eligible to participate in the Offer if you are on a PSC-approved leave of absence at any time during the period that you are otherwise required to be employed by PSC or any of our wholly owned subsidiaries to be considered an eligible employee (i.e., from the date the Offer commences until the date we grant replacement options).
10. Does participation in the Offer create a right to continued employment?
     No. Your election to exchange your eligible options and receive a grant of replacement options gives you no legal or other right to continue your employment for any period. The rights of PSC and any of its subsidiaries to take any action with respect to your employment status is unrestricted by your election to participate in the Offer. If you elect to exchange your eligible options and are no longer an eligible employee on the date the replacement options are granted, you will not be eligible to participate in the Offer and you will not receive any replacement options in exchange for your eligible options. In such event, the terms of the eligible options provide that they will cease to vest and be cancelled, subject to certain limited exceptions. (Section 2)

11. Are there any other circumstances under which I would not be granted replacement options?
     Even if we accept your existing options for exchange, we will not grant replacement options to you if we are prohibited from doing so under applicable law or regulations. For example, we could become prohibited from granting replacement options as a result of changes in SEC rules, regulations or policies, state securities laws or NYSE listing requirements. (Section 16)
     In addition, if we merge with or are acquired by another company before we grant the replacement options, we cannot guarantee that the acquiring company would be bound by our obligation to grant replacement options. It is possible that you may receive a different number of replacement options or that you may not receive any replacement options, securities of the acquiring company or any other compensation for your eligible options. While we may seek to make provisions in such transaction for the grant of replacement options, we cannot guarantee that any replacement options would be granted in such an event. (Section 11)
12. How many replacement options will I receive in exchange for my eligible options that are cancelled in the Offer?
     Subject to the terms and conditions of the Offer, you will receive options to purchase a number of shares of our Common Stock determined by applying the following exchange ratio to the eligible options:

In Exchange for Each Eligible Option to Purchase One
Share of Our Common Stock, You Will Receive One
Eligible Options:	Replacement Option to Purchase:
Performance options with an exercise price of $25.00 per share granted on March 1, 2000 (and not previously cancelled) under the 1991 Plan in connection with the Solutions Purchase Agreement	0.9 shares of our Common Stock
     Therefore, if you elect to exchange your eligible options, the number of shares of our Common Stock for which your replacement options will be exercisable will be 90% of the total number of shares underlying your eligible options prior to the exchange.
     The exercise price of replacement options ($25.00 per share) will be the same as the exercise price of the eligible options. If you elect to participate in the exchange, you will receive vested options to purchase shares of our Common Stock with respect to your eligible options (all of which are currently unvested and are not scheduled to vest until March 31, 2010).
     If there is any fractional number remaining after the number of replacement options is determined, the resulting number of replacement options will be rounded up to the nearest whole number. If any recapitalization, stock split, reverse stock split, or similar transaction or other change in corporate structure affecting our Common Stock occurs before we grant the replacement options, we reserve the right to adjust the number of shares subject to the replacement options. Any such adjustment will be made in a way that we determine to be equitable and appropriate. (Section 3).
13. How was the exchange ratio determined?
     Our Board of Directors considered a variety of factors in determining the appropriate exchange ratio for the unvested eligible options and fully vested replacement options, including estimates of future stock prices and forfeiture rates and the need to balance the interests of eligible employees with the financial interests of our shareholders. Based on these and other factors, our Board of Directors determined that the exchange ratio would result in an attractive offer to holders of eligible options and a fair rate of exchange for the unvested eligible options.
14. Do I have to participate in the Offer?
     No. Participation in the Offer is voluntary. Whether you choose to participate will have no effect on your employment with PSC or our wholly owned subsidiaries.

15. What if I choose not to participate in the Offer?
     If you elect not to exchange your eligible options or if you fail to complete the required information and make the proper elections, your existing eligible options will remain outstanding options in PSC. However, our Board of Directors has recently amended the 1991 Plan to allow the plan administrator (currently our Board of Directors) to modify or amend any or all stock option agreements entered into pursuant to the 1991 Plan, provided that no amendment of a stock option agreement shall adversely affect any rights of a holder of options granted under the 1991 Plan unless agreed to in writing by such holder. In connection with such amendment, the Board has approved an amendment of the terms of all stock option agreements relating to any eligible options not exchanged pursuant to the Offer such that the amended options will be accelerated and become fully vested and exercisable without any action on the part of the holders thereof, provided that, if such amended options are exercised, the shares of our Common Stock issued pursuant to such exercise will be subject to certain restrictions on sale or transfer prior to the expiration of the original vesting period of such amended options (March 31, 2010). Our Board of Directors has determined that such amendment does not adversely affect the rights of the holders of the amended options. The amendment will not affect the number of shares for which the amended options may be exercised. Such amendment of the eligible options will become effective simultaneously with the conclusion of the Offer.
     We do not intend to provide any other opportunities in the future that would be similar to the current Offer. (Section 3)
16. Will my decision to participate in the Offer impact my ability to receive options in the future?
     No. Participation in the Offer will not affect your ability to receive option grants in the future.
17. How will the terms and conditions vary for the eligible options, the replacement options and the amended options?
     The replacement options will be granted under the 2001 Plan and will be subject to the terms and conditions of such plan. The number of shares underlying the replacement options and certain other terms of such options will differ in certain respects from the terms of the existing eligible options and the terms of the amended options, as described in this Offer to Exchange. (Section 10; Appendix B)
     The following chart sets forth a summary comparison of certain material terms of the eligible options, the replacement options and the amended options. See Appendix B for a more complete description of such material terms.

	Eligible Options	Replacement Options	Amended Options
Plan under which Option Granted	Perot Systems Corporation Amended and Restated 1991 Stock Option Plan	2001 Perot Systems Corporation Long-Term Incentive Plan	Perot Systems Corporation Amended and Restated 1991 Stock Option Plan

Option Status	Non-qualified Stock Options	Non-qualified Stock Options	Non-qualified Stock Options

Underlying Shares	Class A Common Stock, par value $0.01 per share, of PSC	Class A Common Stock, par value $0.01 per share, of PSC	Class A Common Stock, par value $0.01 per share, of PSC
	• 100% of original grant	• 90% of original grant	• 100% of original grant

Restrictions on Transferability of Shares Issuable upon Exercise of Options	Unless PSC otherwise agrees in writing, shares purchased pursuant to stock options may not be sold or otherwise transferred, other than by will or under the laws of descent and distribution, until and unless (i) any holding period or other restriction on such a sale or other transfer specified in the Stock Option Agreement has expired, and (ii) PSC has waived in writing any option to buy back such shares that it may have under the Stock Option Agreement	Subject to compliance with applicable securities laws, no transfer restrictions on underlying shares	Other than in the case of death, underlying shares may not be transferred before March 31, 2010 without the prior written consent of PSC; Unless PSC otherwise agrees in writing, shares purchased pursuant to stock options may not be sold or otherwise transferred, other than by will or under the laws of descent and distribution, until and unless (i) any holding period or other restriction on such a sale or other transfer specified in the Stock Option Agreement has expired, and (ii) PSC has waived in writing any option to buy back such shares that it may have under the Stock Option Agreement

	Eligible Options	Replacement Options	Amended Options
Exercise Price (per Share)	$ 25.00	$ 25.00	$ 25.00

Expiration Date of Option	March 31, 2011	March 31, 2011	March 31, 2011

Exercisability	Exercisable beginning on March 31, 2010 through March 31, 2011	Exercisable beginning on date of grant through March 31, 2011	Exercisable beginning on closing of the Offer through March 31, 2011

Vesting	10 year “cliff” vesting (performance metrics not achieved) to occur on March 31, 2010	Fully vested	Fully vested

Expiration on Termination of Employment	Until March 31, 2010, unvested options will cease to vest upon termination of employment for any reason other than death (in which case the options will become immediately vested). Commencing on March 31, 2010, vested options must be exercised by the Expiration Date (March 31, 2011), unless the holder resigns or is terminated for Sufficient Reason, in which case the options must be exercised within 120 days after the termination of employment (but in no case later than March 31, 2011)	Must be exercised by the Expiration Date (March 31, 2011), unless the holder resigns or is terminated for Sufficient Reason, in which case the options must be exercised within 120 days after the termination of employment (but in no case later than March 31, 2011)	Must be exercised by the Expiration Date (March 31, 2011), unless the holder resigns or is terminated for Sufficient Reason, in which case the options must be exercised within 120 days after the termination of employment (but in no case later than March 31, 2011)

Non-Competition and Non-Disclosure	You agree not to compete with PSC within 50 miles of location where employed and not to solicit employees or customers during employment and one year thereafter; you agree not to disclose or use any confidential information of PSC	You agree not to compete with PSC within 50 miles of location where employed and not to solicit employees or customers during employment and one year thereafter; you agree not to disclose or use any confidential information of PSC	You agree not to compete with PSC within 50 miles of location where employed and not to solicit employees or customers during employment and one year thereafter; you agree not to disclose or use any confidential information of PSC

Repurchase/Forfeiture for Misconduct	Until the earlier of 150 days following the discovery of relevant facts relating to your “Substantial Misconduct” or violation of non-competition or non-disclosure provisions, or the second anniversary of such termination of employment, PSC has the right (i) to purchase any of your shares purchased pursuant to options at a price equal to the purchase price you paid for the shares plus simple interest at a rate of 8% per annum and (ii) require repayment of “Net Investment Proceeds”	Until 150 days following discovery of relevant facts relating to your “Substantial Misconduct” or violation of non-competition or non-disclosure provisions (i) unexercised options subject to forfeiture and cancellation (ii) shares purchased pursuant to options for prior two year period subject to repurchase by PSC at exercise price and (iii) PSC may require repayment of “Net Investment Proceeds”	Until the earlier of 150 days following the discovery of relevant facts relating to your “Substantial Misconduct” or violation of non-competition or non-disclosure provisions, or the second anniversary of such termination of employment, PSC has the right (i) to purchase any of your shares purchased pursuant to options at a price equal to the purchase price you paid for the shares plus simple interest at a rate of 8% per annum and (ii) require repayment of “Net Investment Proceeds”

18. Under which plan will my new options be granted?
     Each new option will be granted under the 2001 Plan and will be subject to the terms and conditions of such plan and a new option agreement, each of which we will send to you. You will need to sign and return to us the new option agreement. (Section 10)
19. When will the replacement options become exercisable?
     Your replacement options will be fully vested and immediately exercisable at an exercise price of $25.00 per share.
20. What will be the exercise price of the replacement options?
     The exercise price of the replacement options will be $25.00 per share, the same as the exercise price of your eligible options. (Section 10)
21. When will the replacement options expire?
     Replacement options will expire on March 31, 2011, which is the same date that the eligible options are scheduled to expire. Replacement options are subject to earlier termination or forfeiture in certain circumstances, as described in this Offer to Exchange. (Section 10)
22. Will my replacement options be incentive stock options or non-qualified stock options?
     All replacement options will be non-qualified stock options for purposes of the Internal Revenue Code of 1986, as amended. (Section 17)
23. What effect will termination of my employment have on the exercisability of my replacement options?
     Your replacement options will terminate 120 days following your resignation or the termination of your employment for Sufficient Reason. In the event your employment is terminated for any other reason, your replacement options will expire on March 31, 2011. Certain other events may also impact the exercisability of replacement options granted under the 2001 Plan, including breach of certain non-competition and non-disclosure provisions. (Section 12)
24. How do I elect to participate in the Offer?
     To participate in the Offer, you must make your election by the Election Deadline. To make your election to participate, you must send a properly completed and duly executed Letter of Transmittal by mail, facsimile or hand delivery to Perot Systems Corporation, Attention: Terri Gibbons, Stock Plan Administrator, M/S D2420, 2300 West Plano Parkway, Plano, Texas 75075 (facsimile: 972-577-6088). If you elect to deliver your documents by mail, the Company recommends that you use registered mail with return receipt requested. If you elect to deliver them by facsimile, the Company recommends that you receive confirmation of receipt prior to the expiration of the Offer. The currently scheduled Election Deadline of the Offer is 6:00 p.m. Eastern Time on December 15, 2005.
     You do not need to return any stock option agreements as they will automatically be cancelled upon the grant of replacement options if we accept your eligible options for exchange. Your election to participate in the Offer must be received by us by the Election Deadline. Delivery by e-mail will not be accepted. (Section 5)
25. How do I withdraw my election to participate in the Offer after I have made an election to participate?
     You may withdraw an election to exchange eligible options at any time prior to 6:00 p.m. Eastern Time on December 15, 2005, or such later time and date to which the Offer is extended. To withdraw an election to exchange, you must send a properly completed and duly executed withdrawal request using the withdrawal form accompanying this Offer to Exchange by mail, facsimile or hand delivery to Perot Systems Corporation, Attention: Terri Gibbons, Stock Plan Administrator, M/S D2420, 2300 West Plano Parkway, Plano, Texas 75075 (facsimile: 972-577-6088). If you elect to deliver your withdrawal form by mail, the Company recommends that you use registered mail with return receipt requested. If you elect to deliver the withdrawal form by facsimile, the Company recommends that you receive confirmation of receipt prior to the expiration of the Offer.

     THE DELIVERY OF A WITHDRAWAL FORM IS AT YOUR OWN RISK, SO YOU SHOULD TAKE APPROPRIATE STEPS TO ENSURE THE FORM IS PROPERLY COMPLETED AND DELIVERED PRIOR TO THE ELECTION DEADLINE. INCOMPLETE OR UNSIGNED FORMS WILL NOT BE ACCEPTED AND, THEREFORE, WILL NOT RESULT IN THE WITHDRAWAL OF YOUR ELECTION TO EXCHANGE.
     Once you have withdrawn your election to exchange, you may again elect to participate in the Offer only by again following the proper election procedures. (Section 6)
26. When will I receive my replacement options?
     Subject to the terms and conditions of the Offer, we intend to accept for exchange all eligible options for which proper elections have been made (and not validly withdrawn) on the date the Offer ends, currently scheduled for December 15, 2005, and to cancel all eligible options accepted for exchange and grant replacement options on or about December 20, 2005. A stock option agreement evidencing your replacement options will be sent to you after the grant of the replacement options. (Sections 3 and 10)
27. If I participate, what will happen to the eligible options that I exchange?
     The eligible options that you exchange in the Offer will be cancelled simultaneously with the grant of replacement options. You will no longer have any rights under the eligible options that we cancel. (Section 2)
28. Will I be sent a confirmation that I have elected to exchange eligible options, or that I have withdrawn my election to participate?
     Yes. If you elect to participate in the Offer, then, within five business days, we will mail a confirmation of your election and the number of eligible options that you elected to exchange for replacement options. Also, if you withdraw your election to participate, then, within five business days, we will mail a confirmation of your withdrawal. If you do not receive a confirmation of your transaction within ten days of your transaction, you should contact Terri Gibbons, Stock Plan Administrator, at 972-577-5670. (Sections 5 and 6)
29. Will I be sent a confirmation that my eligible options were accepted for exchange in the Offer and were cancelled?
     Yes. Promptly following the end of the Offer, currently scheduled for December 15, 2005, if your eligible options were accepted for exchange and cancelled, we will send you a notification that your eligible options were accepted and cancelled and our agreement to grant you the replacement options on the terms set forth in the Offer. (Section 7)
30. What happens if PSC is acquired by or merges with another company after I have elected to exchange my eligible options but prior to the end of the Offer?
     While we do not currently have any plans or proposals with respect to any transactions which could reasonably be expected to lead to an acquisition of PSC, our Board of Directors has a duty to consider alternatives for maximizing shareholder value. If before the end of the Offer we announce plans to merge with or be acquired by another company or to sell part of our business, or if a tender or exchange offer with respect to some or all of our Common Stock or an acquisition of PSC is otherwise proposed, announced or made by another person or entity or is publicly disclosed, you can withdraw your election to participate in the Offer. In addition, in such event, we reserve our right to terminate the Offer. (Sections 6 and 8)
31. What happens if PSC is acquired by or merges with another company after my eligible options have been accepted for exchange but before replacement options are granted?
     If we merge with or are acquired by another company after your eligible options are accepted for exchange but before we grant the replacement options, we cannot guarantee that the acquiring company would be bound by our obligation to grant replacement options. It is possible that you would not receive any replacement options, securities of the acquiring company or any other compensation for your eligible options. While we may seek to make provisions in such transaction for the grant of replacement options, we cannot guarantee that any replacement options would be granted in such an event.
     If the acquiring company is bound by or assumes our obligations with respect to the Offer, the replacement options could be options to purchase stock or other securities of the acquiring company, which might result in the right to receive options to purchase more or fewer of the acquiring company’s securities than the number of shares of our Common Stock to be covered by your replacement options. If we merge into or are acquired by another company or sell part of our business, some or all of our employees may have their employment terminated in connection with the transaction or otherwise no longer be employed by PSC. Termination of your employment with PSC in these events or for any other reason means that you will receive neither replacement options nor any other compensation for your cancelled options. You must be an eligible employee on the grant date of the replacement options to receive replacement options. (Section 11)
32. When does the Offer end? Can the Offer be extended, and if so, how will I be notified of such extension?
     The Offer is currently scheduled to end at 6:00 p.m. Eastern Time on December 15, 2005, unless it is extended by us. We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will give oral or written notice or make an announcement of the extension no later than 6:00 p.m. Eastern Time on the next business day following the previously scheduled or announced Election Deadline of the Offer. (Sections 3 and 10)
33. Are there any conditions to the Offer?
     The Offer is conditioned on exchanging all of your eligible options, and is subject to certain additional conditions or events that could occur before the end of the Offer. If any of these conditions, including, among other conditions, any lawsuit challenging the Offer, any third-party tender offer for our Common Stock or an acquisition proposal for PSC, are not satisfied or waived by us, then we have the right to terminate the Offer. (Section 8)
34. How will PSC determine whether I have properly elected to exchange my eligible options?
     We will determine, in our sole discretion, all questions as to validity (including eligibility and time of election), receipt and acceptance of any election to exchange options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange eligible options that we determine are not properly made or are unlawful to accept. We will accept all eligible options for which proper elections have been made unless they are validly withdrawn before the Election Deadline. No election to participate in the Offer will be deemed to have been made properly until all defects or irregularities have been cured prior to the Election Deadline or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for any failure to give notice. (Section 5)
35. Will I have to pay taxes if I exchange my options?
     If you exchange your eligible options for replacement options, we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the replacement options, we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes. State and local tax consequences may be different. We recommend that you consult with your own tax advisor to determine the tax consequences of exchanging options in the Offer. (Section 17)
36. Will I have to pay taxes if I choose not to participate in the Offer?
     If you choose not to participate in the Offer, your options will be amended such that the options become fully vested and exercisable and any shares of our Common Stock issued pursuant to the exercise of the amended options will be subject to transferability restrictions. We believe that such amendment will not be taxable to you for United States federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of electing not to participate in the exchange. (Section 17)

37. What risks are important to my decision?
     Before you decide whether or not to participate in the Offer, you should carefully read and consider all portions of the Offer, including risks relating to our business and the risks that are specifically related to the Offer, set forth on pages 17 to 24. We recommend that you also review carefully all material that we have filed with or furnished to the SEC.
38. Who should I contact regarding questions about the Offer or if I would like to receive additional information?
     The information contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you. You should rely only on the information contained in this document or in documents to which we have referred you. We have not authorized any person either inside or outside of PSC to interpret the Offer or to make any representation or recommendation on our behalf in connection with the Offer. If you have questions about the Offer, you can contact Terri Gibbons, PSC’s Stock Plan Administrator, by calling 972-577-5670 between the hours of 9:00 a.m. and 6:00 p.m. Eastern Time, Monday through Friday.

RISKS OF PARTICIPATING IN THE OFFER
     Participation in the Offer involves a number of risks, including those described below. This list highlights the material risks of participating in the Offer and of making an investment in our Common Stock. The risks described below are not the only ones facing our company. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially and adversely affected. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment. In addition, we specifically direct you to our public filings, which are available from the SEC as described under the caption “Additional Information.” These public filings will discuss other potential risk factors that may arise in the future. Eligible employees should carefully consider these risks and are encouraged to speak with a legal, investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the rest of this Offer to Exchange before deciding to participate in the Offer.
RISK FACTORS RELATING TO THE OFFER
The terms and conditions of the amended options will differ significantly from both the eligible options that you elect to exchange and the replacement options to be granted in the Offer.
     If you choose not to participate in the exchange, your options will be amended such that the amended options become fully vested and exercisable. However, any shares of our Common Stock issued pursuant to the exercise of the amended options may not be transferred before March 31, 2010 without the prior written consent of PSC, other than in the case of the death of the holder. In addition, notwithstanding such transferability restrictions, it is possible that the exercise of such amended options would constitute a taxable event, and you will be required to pay us the amount of the withholding tax due as a consequence of such taxable event. Thus, you may be required to pay withholding taxes at the time of exercise of amended options even though you are unable to sell any of the shares of our Common Stock acquired upon such exercise.
     If you elect to exchange your eligible options in the Offer, you will receive replacement options granted under the 2001 Perot Systems Corporation Long-Term Incentive Plan. The replacement options will be fully vested and exercisable. The terms of these replacement options will differ in other material respects from the eligible options that you currently hold. In addition, the number of shares of our Common Stock for which your replacement options will be exercisable will be 90% of the total number of shares underlying your eligible options. If you do not participate in the Offer, your amended options will continue to be exercisable for 100% of the number of shares underlying your eligible options. Although the exercise price of the eligible options is significantly above the current market price of our Common Stock, if the price of our Common Stock rises above the exercise price of the options, you could purchase more shares of our Common Stock at the exercise price by not participating in the Offer and retaining the amended options.
If we are acquired by or merge with another company or enter into another similar transaction, you may not receive any replacement options.
     In the event of a transaction involving us, such as a merger, a sale of all or substantially all of our assets or other similar transaction, prior to the replacement option grant date, you may not be granted any replacement options. In the event of such a transaction, the acquiring company may not agree as part of the terms of the transaction to assume our obligation to grant replacement options. Therefore, it is possible that you could exchange your eligible options and not receive any replacement options, or receive different substitute options, from the acquiring company. If you receive replacement options, your replacement options could be exercisable for stock of the acquiring company, which might not have a public trading market.
If we are prohibited by applicable law or regulations from granting replacement options, you will not receive replacement options or any other consideration.
     We will not grant replacement options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in SEC rules, regulations or policies, state securities laws or NYSE listing requirements. If the grant of replacement options is prohibited as of the replacement option grant date, then we will not grant you any replacement options and you will continue to hold eligible options, as such options are to be amended upon the conclusion of this Offer.
We will continue to offer options to our associates and to other third parties, which could negatively affect the price of our stock.
     We have granted a substantial number of options to purchase shares of our Common Stock to our associates, and expect to continue to issue options to our associates to reward exceptional performance and encourage retention. The exercise of any additional options granted by us could adversely affect the prevailing market price of our Common Stock.
RISK FACTORS RELATING TO PSC
Our outsourcing agreement with UBS, the largest of our UBS agreements, ends in January 2007, and our contract with Harvard Pilgrim is expected to end in 2007, and we expect the end of these agreements to result in the loss of a substantial majority of revenue and profit from these customers.
     UBS is our largest customer and Harvard Pilgrim is another one of our 10 largest customers. Our IT outsourcing agreement with UBS will end on January 1, 2007, and our contract with Harvard Pilgrim is expected to end in 2007. During the third quarter of 2005, the UBS and Harvard Pilgrim contracts generated approximately $89.0 million of revenue and approximately $20.0 million of gross profit. During 2004, our UBS relationship generated $276.7 million, or 15.6%, of our revenue. The amount of gross profit that we have earned from the IT outsourcing agreement with UBS has ranged from $44.2 million to $51.2 million per year during the past three calendar years.
     We continue to expect that we will lose a substantial majority of our revenue and profit from UBS and Harvard Pilgrim when the current contracts end. Based in part on expected operating results for 2005, we anticipate that we will lose approximately $65.0 million of profit from UBS and Harvard Pilgrim in 2007. The impact of the end of these outsourcing agreements on our profits will be based in part on our ability to reduce our costs. We expect that the end of these agreements likely will have a disproportionately large effect on our profitability compared to the effect on our revenues.
We may not be able to successfully implement planned operating efficiencies and expense reduction initiatives and achieve the planned timing and amount of any resulting benefits.
     We have identified several operating efficiencies and expense reduction initiatives that we believe could reduce the expected negative impact on our operating income from the end of our outsourcing agreements with UBS and Harvard Pilgrim. In addition, future contract signings and performance on existing contracts could result in increases or decreases in the total amount of efficiencies that are realized in future periods. Our planned operating efficiencies and expense reduction initiatives are based on estimates and assumptions regarding costs and timing of activities to be undertaken as part of our long-range planning activities. These estimates and assumptions are subject to economic, competitive and other uncertainties that are beyond our control. If we are unable to successfully implement these operating efficiencies and expense reduction initiatives and achieve the planned timing and amount of any resulting benefits, our financial condition and results of operations could be adversely affected.
We may bear the risk of cost overruns under custom software development and implementation services, and, as a result, cost overruns could adversely affect our profitability.
     We provide services related to the development of custom software applications and the implementation of complex software packages for some of our customers. The effort and cost associated with the completion of these software development and implementation services are difficult to estimate and, in some cases, may significantly exceed the estimates made at the time we begin the services. We provide these software development and implementation services under level-of-effort and fixed-price contracts. The level-of-effort contracts are usually based on time and materials or direct costs plus a fee. Under those arrangements, we are able to bill our customer based on the actual cost of completing the services, even if the ultimate cost of the services exceeds our initial estimates. However, if the ultimate cost exceeds our initial estimate by a significant amount, we may have difficulty collecting the full amount that we are due under the contract, depending upon many factors, including the reasons for the increase in cost, our communication with the customer throughout the project, and the customer’s satisfaction with the services. As a result, we could incur losses with respect to these software development and implementation services even when they are priced on a level-of-effort basis. If we provide these software development or implementation services under a fixed-price contract, we bear all the risk that the ultimate cost of the project will exceed the price to be charged to the customer.
Our largest customers account for a substantial portion of our revenue and profits, and the loss of any of these customers could result in decreased revenues and profits.
     Our 10 largest customers accounted for 47.9% of our revenue for 2004 and 49.4% of our revenue in 2003. UBS was the only customer that accounted for more than 10% of our revenue for 2004 and 2003. After UBS our next nine largest customers accounted for 32.3% of our revenue in 2004 and 32.8% of our revenue in 2003. Our primary relationship with each of our next nine largest customers consists of a long-term outsourcing contract with a term extending at least through 2007. In addition to the expiration of the IT Services Agreement with UBS on January 1, 2007, one of these customers, Harvard Pilgrim, has notified us that it intends to transition the services that we provide them to a new business partner. We expect this contract to end in 2007, and this transition will decrease our revenues and profits. If we were to lose one or more additional large customers, our revenues would generally be materially decreased and our profits would be less.
     Generally, we may lose a customer as a result of a merger or acquisition, contract expiration, the selection of another provider of information technology services, entry into strategic business and marketing alliances with other business partners, business failure or bankruptcy, or our performance. Our outsourcing contracts typically require us to maintain specified performance levels with respect to the services that we deliver to our customer, with the result that if we fail to perform at the specified levels, we may be required to pay or credit the customer with amounts specified in the contract. In the event of significant failures to deliver the services at the specified levels, a number of these contracts provide that the customer has the right to terminate the agreement. In addition, some of these contracts provide the customer the right to terminate the contract at the customer’s convenience. The customer’s right to terminate for convenience typically requires the customer to pay us fees to cover costs that we have incurred but not recovered and an amount that results in the recovery of a portion of profit we had expected to earn over the term of the contract. We may not retain long-term relationships or secure renewals of short-term relationships with our large customers in the future.
If entities we acquire fail to perform in accordance with our expectations or if their liabilities exceed our expectations, our profits per share could be diminished and our financial results could be adversely affected.
     In connection with any acquisition we make, there may be liabilities that we fail to discover or that we inadequately assess. To the extent that the acquired entity failed to fulfill any of its contractual obligations, we may be financially responsible for these failures or otherwise be adversely affected. In addition, acquired entities may not perform according to the forecasts that we used to determine the price paid for the acquisition. If the acquired entity fails to achieve these forecasts, our financial condition and operating results may be adversely affected.
Development of our software products may cost more than we initially project, and we may encounter delays or fail to perform well in the market, which could decrease our profits and impair our assets.
     Our business has risks associated with the development of software products. There is the risk that capitalized costs of development may not be fully recovered if the market for our products or the ability of our products to capture a portion of the market differs materially from our estimates. In addition, there is the risk that the cost of product development differs materially from our estimates or a delay in product introduction may reduce the portion of the market captured by our product.
Our financial results are materially affected by a number of economic and business factors.
     Our financial results are materially affected by a number of factors, including broad economic conditions, the amount and type of technology spending that our customers undertake, and the business strategies and financial condition of our customers and the industries we serve, which could result in increases or decreases in the amount of services that we provide to our customers and the pricing of such services.

Our ability to identify and effectively respond to these factors is important to our future financial and growth position. Each of our three major lines of business has distinct economic factors, business trends, and risks that could have a material adverse effect on our results of operations and financial condition.
If we are unable to successfully integrate acquired entities, our profits may be less and our operations more costly or less efficient.
     We have completed several acquisitions in recent years, and we will continue to analyze and consider potential acquisition candidates. Acquisitions involve significant risks, including the following:
•	companies we acquire may have a lower quality of internal controls and reporting standards, which could cause us to incur expenses to increase the effectiveness and quality of the acquired company’s internal controls and reporting standards;

•	we may have difficulty integrating the systems and operations of acquired businesses, which may increase anticipated expenses relating to integrating our business with the acquired company’s business and delay or reduce full benefits that we anticipate from the acquisition;

•	integration of an acquired business may divert our attention from normal daily operations of the business, which may adversely affect our management, financial condition, and profits; and

•	we may not be able to retain key employees of the acquired business, which may delay or reduce the full benefits that we anticipate from the acquisition and increase costs anticipated to integrate and manage the acquired company.
Our contracts generally contain provisions that could allow customers to terminate the contracts and sometimes contain provisions that enable the customer to require changes in pricing, decreasing our revenue and profits and potentially damaging our business reputation.
     Our contracts with customers generally permit termination in the event our performance is not consistent with service levels specified in those contracts. The ability of our customers to terminate contracts creates an uncertain revenue and profit stream. If customers are not satisfied with our level of performance, our reputation in the industry may suffer, which may also adversely affect our ability to market our services to other customers. Furthermore, some of our contracts contain benchmarking provisions that could decrease our revenues and profitability. Some of our agreements contain pricing provisions that permit a customer to request a benchmark study by a mutually acceptable third-party benchmarker. Generally, if the benchmarking study shows that our pricing has a difference outside a specified range and the difference is not due to the unique requirements of the customer, then the parties will negotiate in good faith any appropriate adjustments to the pricing. This may result in the reduction of our rates for the benchmarked services and could negatively impact our results of operations or cash flow.
Some contracts contain fixed-price provisions or penalties that could result in decreased profits.
     Some of our contracts contain pricing provisions that require the payment of a set fee by the customer for our services regardless of the costs we incur in performing these services, or provide for penalties in the event we fail to achieve certain contract standards. In such situations, we are exposed to the risk that we will incur significant unforeseen costs or such penalties in performing the contract.
Fluctuations in currency exchange rates may adversely affect the profitability of our foreign operations.
     Fluctuations in currency exchange rates may adversely affect the profitability of our foreign operations. For instance, with respect to most of our Indian operations, our customers pay us in their local currency (typically Euros or U.S. Dollars), but our costs are primarily incurred in Indian Rupees. Therefore, if the Rupee increases in strength against these local currencies, our profits from our Indian operations would be adversely affected. To attempt to mitigate the effects of significant foreign currency fluctuations, we use forward exchange contracts and other hedging techniques.
Our international operations expose our assets to increased risks and could result in business loss or in more expensive or less efficient operations.
     We have operations in many countries around the world. In addition to the risks related to fluctuations in currency exchange rates discussed in the immediately preceding risk factor and the additional risk associated with doing business in India discussed in the immediately following risk factor, risks that affect these international operations include:
•	complicated licensing and work permit requirements may hinder our ability to operate in some jurisdictions;

•	our intellectual property rights may not be well protected in some jurisdictions;

•	our operations may be vulnerable to terrorist actions or harmed by government responses;

•	governments may restrict our ability to convert currencies; and

•	additional expenses and risks inherent in conducting operations in geographically distant locations, with customers speaking different languages and having different cultural approaches to the conduct of business.
We have a significant business presence in India, and risks associated with doing business there could decrease our revenue and profits.
     In December 2003, we acquired our joint venture partner’s interest in HCL Perot Systems B.V., a joint venture entity formed by us and HCL in 1996, for approximately $98.8 million (including acquisition costs and net of $12.7 million of cash acquired). Subsequently, we changed the name to Perot Systems TSI B.V, which now operates as our Applications Solutions line of business. In addition to the risks regarding fluctuations in currency exchange rates and regarding international operations discussed in the two immediately preceding risk factors, the following risks associated with doing business in India could decrease our revenue and profits:
•	governments could enact legislation that restricts the provision of services from offshore locations;

•	difficulty in staffing and managing operations in India;

•	difficulties in collecting accounts receivable;

•	developments between the nations of India and Pakistan regarding the threat of war;

•	potential wage increases in India which could prevent us from maintaining our competitive advantage; and

•	cost increases if the Government of India reduces or withholds tax benefits and other incentives provided to us or if we are unable to obtain new tax holiday benefits when our existing tax holiday benefits expire in 2006 through 2009.
Our government contracts contain early termination and reimbursement provisions that may adversely affect our revenue and profits.
     Our Government Services line of business provides services as a contractor and subcontractor on various projects with U.S. government entities. Despite the fact that a number of government projects for which we serve as a contractor or subcontractor are planned as multi-year projects, the U.S. government normally funds these projects on an annual or more frequent basis. Generally, the government has the right to change the scope of, or terminate, these projects at its convenience. The termination or a major reduction in the scope of a major government project could have a material adverse effect on our results of operations and financial condition. Approximately 99% of the revenue from the Government Services line of business in 2004 is from contracts with the U.S. government for which we serve as a contractor or subcontractor.
     U.S. government entities audit our contract costs, including allocated indirect costs, or conduct inquiries and investigations of our business practices with respect to our government contracts. If the government finds that we improperly charged costs to a contract, the costs are not reimbursable or, if already reimbursed, the cost must be refunded to the government. If the government discovers improper or illegal activities in the course of audits or investigations, the contractor may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions, or debarment from doing business with the U.S. government. These government remedies could have a material adverse effect on our results of operations and financial condition.
If customers reduce spending that is currently above contractual minimums, our revenues and profits could diminish.
     Some of our outsourcing customers request services in excess of the minimum level of services required by the contract. These services are often in the form of project work and are discretionary to our customers. Our customers’ ability to continue discretionary project spending may depend on a number of factors including, but not limited to, their financial condition, and industry and strategic direction. Spending above contractual minimums by customers could end with limited notice and result in lower revenue and earnings.
If we fail to compete successfully in the highly competitive markets in which we operate, our business, financial condition, and results of operations will be materially and adversely affected.
     We operate in extremely competitive markets, and the technology required to meet our customers’ needs changes. In all of our lines of business, we frequently compete with companies that have greater financial resources; more technical, sales, and marketing capacity; and larger customer bases than we do. Because many of the factors on which we compete are outside of our control, we cannot be sure that we will be successful in the markets in which we compete. If we fail to compete successfully, our business, financial condition, and results of operations will be materially and adversely affected.
Increasingly complex regulatory environments may increase our costs.
     Our customers are subject to complex and constantly changing regulatory environments. These regulatory environments change and in ways that cannot be predicted. For example, our financial services customers are subject to domestic and foreign privacy and electronic record handling rules and regulations, and our customers in the healthcare industry have been made subject to increasingly complex and pervasive privacy laws and regulations. These regulations may increase our potential liabilities if our services contribute to a failure by our customers to comply with the regulatory regime and may increase the cost to comply as regulatory requirements increase or change.
Our quarterly financial results may vary.
     We expect our financial results to vary from quarter to quarter. Such variations are likely to be caused by many factors that are, to some extent, outside our control, including:
•	mix, timing, and completion of customer projects;

•	hiring, integrating, and utilizing associates;

•	timing of new contracts;

•	the resolution of outstanding tax issues from prior years;

•	issuance of common shares and options, together with acquisition and integration costs, in connection with acquisitions;

•	currency exchange rate fluctuations; and

•	costs to exit certain activities or terminate projects.
     Accordingly, we believe that quarter-to-quarter comparisons of financial results for preceding quarters are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance.
Changes in technology could adversely affect our competitiveness, revenue, and profit.
     The markets for our information technology services change rapidly because of technological innovation, new product introductions, changes in customer requirements, declining prices, and evolving industry standards, among other factors. New products and new technology often render existing information services or technology infrastructure obsolete, excessively costly, or otherwise unmarketable. As a result, our success depends on our ability to timely innovate and integrate new technologies into our service offerings. We cannot guarantee that we will be successful at adopting and integrating new technologies into our service offerings in a timely manner.
We could lose rights to our company name, which may adversely affect our ability to market our services.
     We do not own the right to our company name. In 1988, we entered into a license agreement with Ross Perot, who is currently our Chairman Emeritus, and the Perot Systems Family Corporation that allows us to use the name “Perot” and “Perot Systems” in our business on a royalty-free basis. Mr. Perot and the Perot Systems Family Corporation may terminate this agreement at any time and for any reason. Beginning one year following such a termination, we would not be allowed to use the names “Perot” or “Perot Systems” in our business. Mr. Perot’s or the Perot Systems Family Corporation’s termination of our license agreement could materially and adversely affect our ability to attract and retain customers, which could have a material adverse effect on our business, financial condition, and results of operations.
Failure to recruit, train, and retain technically skilled personnel could increase costs or limit growth.
     We must continue to hire and train technically skilled people in order to perform services under our existing contracts and new contracts into which we will enter. The people capable of filling these positions have historically been in great demand, and recruiting and training such personnel requires substantial resources. We may be required to pay an increasing amount to hire and retain a technically skilled workforce. In addition, during periods in which demand for technically skilled resources is great, our business may experience significant turnover. These factors could create variations and uncertainties in our compensation expense and efficiencies that could directly affect our profits. If we fail to recruit, train, and retain sufficient numbers of these technically skilled people, our business, financial condition, and results of operations may be materially and adversely affected.
Alleged or actual infringement of intellectual property rights could result in substantial additional costs.
     Our suppliers, customers, competitors, and others may have or obtain patents and other proprietary rights that cover technology we employ. We are not, and cannot be, aware of all patents or other intellectual property rights of which our services may pose a risk of infringement. Others asserting rights against us could force us to defend ourselves or our customers against alleged infringement of intellectual property rights. We could incur substantial costs to prosecute or defend any intellectual property litigation, and we could be forced to do one or more of the following:
•	cease selling or using products or services that incorporate the disputed technology;

•	obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology; or

•	redesign those services or products that incorporate such technology.
Provisions of our certificate of incorporation, bylaws, stockholders’ rights plan, and Delaware law could deter takeover attempts.
     Our Board of Directors may issue up to 5,000,000 shares of preferred stock and may determine the price, rights, preferences, privileges, and restrictions, including voting and conversion rights, of these shares of preferred stock without any further vote or action by our stockholders. The rights of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may make it more difficult for a third party to acquire a majority of our outstanding voting stock.
     In addition, we have adopted a stockholders’ rights plan. Under this plan, after the occurrence of specified events that may result in a change of control, our stockholders will be able to buy stock from us or our successor at half the then current market price. These rights will not extend, however, to persons participating in takeover attempts without the consent of our Board of Directors or that our Board of Directors determines to be adverse to the interests of the stockholders. Accordingly, this plan could deter takeover attempts.
     Some provisions of our certificate of incorporation and bylaws and of Delaware General Corporation Law could also delay, prevent, or make more difficult a merger, tender offer, or proxy contest involving our company. Among other things, these provisions:
•	require a 66 2/3% vote for the stockholders to amend our certificate of incorporation or approve any merger or sale, lease, or exchange of all or substantially all of our property and assets;

•	require an 80% vote for stockholders to amend our bylaws;

•	require advance notice for stockholder proposals and director nominations to be considered at a vote of a meeting of stockholders;

•	permit only our Chairman, President, or a majority of our Board of Directors to call stockholder meetings, unless our Board of Directors otherwise approves;

•	prohibit actions by stockholders without a meeting, unless our Board of Directors otherwise approves; and

•	limit transactions between our company and persons that acquire significant amounts of stock without approval of our Board of Directors.

THE OFFER
1. The Offer
     Upon the terms and subject to the conditions of the Offer described in this Offer to Exchange, we are offering to exchange eligible options in accordance with Section 3 below. Participation in the Offer is voluntary.
2. Eligible Employees
     Eligible employees are employees of PSC or one of our wholly owned subsidiaries. If you are no longer employed by PSC or one of its wholly owned subsidiaries, you are not eligible to participate in the Offer.
     To participate in the Offer, you must be an eligible employee continuously from the date the Offer commences (November 15, 2005) until the date we grant the replacement options (currently expected to be on or about December 20, 2005). If your employment with PSC or any of our wholly owned subsidiaries is terminated for any reason before the date on which replacement options are granted, you will not be eligible to participate in the Offer. If you elect to exchange your eligible options and are no longer an eligible employee on the date the replacement options are granted, you will not receive any replacement options in exchange for your eligible options. In such event, the terms of the eligible options provide that they will cease to vest and be cancelled, subject to certain limited exceptions. None of our directors or officers holds eligible options and, therefore, none of such individuals will be eligible to participate in the Offer.
     PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOYMENT OR OTHER SERVICE OF PSC OR ANY OF OUR SUBSIDIARIES FOR ANY PERIOD. THE RIGHTS OF PSC AND ANY OF ITS SUBSIDIARIES TO TAKE ANY ACTION WITH RESPECT TO YOUR EMPLOYMENT STATUS IS UNRESTRICTED BY YOUR ELECTION TO PARTICIPATE IN THE OFFER.
3. Eligible Options; Exchange Ratio
     116,798,598 shares of our Common Stock were issued and outstanding as of November 10, 2005. 26,342,659 options to purchase shares of our Common Stock were outstanding as of November 10, 2005. The Offer will include 2,860,500 eligible options to purchase shares of our Common Stock. If all holders of eligible options properly elect to participate in the Offer and we accept all such eligible options for exchange, we will grant approximately 2,574,450 replacement options.
     We are offering to exchange outstanding eligible options to purchase shares of our Common Stock that (i) were granted on March 1, 2000 under the 1991 Plan in connection with the Solutions Purchase Agreement, (ii) are performance options with an exercise price of $25.00 per share, (iii) have not previously been cancelled and (iv) are held by eligible employees. No other options to purchase shares of our Common Stock are a part of this exchange.
     If you properly elect to exchange eligible options and we accept them for exchange, you will be entitled to receive, subject to the terms and conditions of the Offer, replacement options to purchase the number of shares of our Common Stock determined by applying the exchange ratio set forth below (subject to adjustments for any stock splits, stock dividends and similar events that occur before the grant date of the replacement options).

In Exchange for Each Eligible Option to Purchase One
Share of Our Common Stock, You Will Receive One
Eligible Options:	Replacement Option to Purchase:
Performance options with an exercise price of $25.00 per share granted on March 1, 2000 (and not previously cancelled) under the 1991 Plan in connection with the Solutions Purchase Agreement	0.9 shares of our Common Stock

     Therefore, if you elect to exchange your eligible options, the number of shares of our Common Stock for which your replacement options will be exercisable will be 90% of the total number of shares underlying your eligible options prior to the exchange. If there is a fractional number remaining after the number of replacement options is determined, the resulting number of replacement options will be rounded up to the nearest whole number.
     The exercise price of replacement options ($25.00 per share) will be the same as the exercise price of the eligible options. If you elect to participate in the exchange, you will receive vested options to purchase shares of our Common Stock with respect to your eligible options (all of which are currently unvested and are not scheduled to vest until March 31, 2010).
     If you elect to exchange any eligible options in the Offer, you must elect to exchange all of your eligible options.
     If any recapitalization, stock split, reverse stock split, or similar transaction or other change in corporate structure affecting our Common Stock occurs before we grant the replacement options, we reserve the right to adjust the number of shares subject to the replacement options. Any such adjustment will be made as we determine to be equitable or appropriate. The Offer is currently scheduled to end at 6:00 p.m. Eastern Time on December 15, 2005, unless we extend the Offer. We may in our discretion extend the period of time during which the Offer will remain open.
     If you elect not to exchange your eligible options or if you fail to complete the required information and make the proper elections, your existing eligible options will remain outstanding options in PSC. However, our Board of Directors has recently amended the 1991 Plan to allow the plan administrator (currently our Board of Directors) to modify or amend any or all stock option agreements entered into pursuant to the 1991 Plan, provided that no amendment of a stock option agreement shall adversely affect any rights of a holder of options granted under the 1991 Plan unless agreed to in writing by such holder. In connection with such amendment, the Board has approved an amendment of the terms of all stock option agreements relating to any eligible options not exchanged pursuant to the Offer such that the amended options will be accelerated and become fully vested and exercisable without any action on the part of the holders thereof, provided that, if such amended options are exercised, the shares of our Common Stock issued pursuant to such exercise will be subject to certain restrictions on sale or transfer prior to the expiration of the original vesting period of such amended options (March 31, 2010). Our Board of Directors has determined that such amendment does not adversely affect the rights of the holders of the amended options. The amendment will not affect the number of shares for which the amended options may be exercised. Such amendment of the eligible options will become effective simultaneously with the conclusion of the Offer.
     We do not intend to provide any other opportunities in the future that would be similar to the current Offer.
4. Purpose of the Offer
     We are making the Offer for compensatory purposes and to further advance our corporate compensation objectives. The eligible options currently held by eligible employees will not vest until March 31, 2010. As a result, we believe that these options are less effective as incentives because of the length of time before they become exercisable. The replacement options will allow the holders of those options to realize appreciation in our Common Stock in excess of $25.00 per share, if any, at any time between the issuance of the replacement option and the termination of the replacement option instead of such holders being required to wait until March 31, 2010 to realize any such appreciation.
     The eligible options represent approximately 10.9% of all outstanding options to purchase shares of our Common Stock. Under the recently revised Financial Accounting Standards Board Statement No. 123R, “Share-based Payment,” we will be required to recognize the expense associated with our outstanding unvested stock options beginning in the first quarter of fiscal 2006. All currently unvested eligible options will either be (i) exchanged for a lesser number of fully vested replacement options pursuant to the Offer or (ii) if not exchanged pursuant to the Offer, amended such that the amended options will be fully vested and immediately exercisable at $25.00 per share with the shares issuable upon exercise thereof being subject to certain restrictions on transfer until March 31, 2010. As a result of granting fully vested replacement options in the Offer and the acceleration of the vesting of the amended options, PSC expects to reduce the pre-tax compensation expense related to the eligible options it otherwise would be required to record in connection with the eligible options by approximately $20.0 million, assuming no future forfeitures, over the period remaining until the eligible options originally would have vested (March 31, 2010). The Company anticipates that, by accelerating the vesting of the amended options at a time when their exercise price is higher than our market price, we will not be required to recognize compensation expense on the options. By granting fully vested replacement options and accelerating the vesting of the amended options, the stock-based compensation expense will be reflected only in the footnote disclosures to our financial statements for the fiscal year ending December 31, 2005, as required by Financial Accounting Standards Board Statement No. 123, “Accounting for Stock-Based Compensation.”
     Our Board of Directors has approved the Offer; however, neither PSC nor our board of directors is making any recommendation to you with respect to the Offer. The decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal legal, tax and investment advisors if you have questions about your legal, financial and/or tax situation. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:
•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any material change in our present Board of Directors or management, including any material change in the number and term of directors or to fill any existing board vacancies or to materially change any executive officer’s terms of employment;

•	any other material change in our corporate structure or business;

•	our Common Stock being delisted from the NYSE;

•	our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act; or

•	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.
     We cannot assure you that we will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of the Offer.
     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND CONSULT YOUR OWN LEGAL, INVESTMENT AND/OR TAX ADVISORS IF YOU HAVE QUESTIONS ABOUT YOUR LEGAL, FINANCIAL AND/OR TAX SITUATION. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS.

5. Procedures for Electing to Exchange Eligible Options
     To elect to participate in the Offer and exchange eligible options, you must follow the instructions set forth below.
     To participate in the Offer, you must make your election to participate by the Election Deadline, currently scheduled for 6:00 p.m. Eastern Time on December 15, 2005. To make your election to participate, you must complete and sign the Letter of Transmittal in accordance with its instructions and mail, fax or hand deliver it to Perot Systems Corporation, Attention: Terri Gibbons, Stock Plan Administrator, M/S D2420, 2300 West Plano Parkway, Plano, Texas 75075 (facsimile: 972-577-6088). If you elect to deliver your documents by mail, the Company recommends that you use registered mail with return receipt requested. If you elect to deliver them by facsimile, the Company recommends that you receive confirmation of receipt prior to the expiration of the Offer.
     You do not need to return any stock option agreements as they will automatically be cancelled if we accept your eligible options for exchange.
     We will not accept elections to exchange your options by any means other than those set forth above. PSC will send you a confirmation of your election within five business days after our receipt of your election. If you do not receive the confirmation, you should contact PSC at the telephone number listed above.
     IF YOU ELECT TO EXCHANGE ANY ELIGIBLE OPTIONS, YOU MUST ELECT TO EXCHANGE ALL OF YOUR ELIGIBLE OPTIONS.
     The election to participate in the Offer and exchange eligible options is at your risk. It is your responsibility to ensure that your election is made prior to 6:00 p.m. Eastern Time on December 15, 2005 or any later time and date to which the Offer is extended. Your election to participate in the Offer must be received by us by the Election Deadline. Delivery by e-mail will not be accepted. You should keep any confirmation that we send you confirming your election.
     Your election to participate in the Offer is not by itself an acceptance by PSC of your eligible options for exchange. For purposes of the Offer, we will be deemed to have accepted eligible options for exchange for which proper elections to exchange have been made and which are not validly withdrawn when we give notice to the option holders of our acceptance for exchange of such options, which we intend to do by e-mail. Eligible options accepted for exchange will be cancelled simultaneously with the grant of replacement options. You do not need to return any stock option agreements as they will be automatically cancelled upon grant of the replacement options if we accept your eligible options for exchange.
     We will determine, in our sole discretion, all questions as to the validity (including eligibility and time of election), receipt and acceptance of any election to exchange options. Our determination of these matters will be final and binding on all interested persons, including you. We reserve the absolute right to reject any or all options for which we determine elections were not properly made or that we determine are unlawful to accept. Otherwise, we will accept options for which elections have been properly and timely made and that are not validly withdrawn. We reserve the absolute right to waive any of the conditions of the Offer; provided, that if we grant any such waiver, it will be granted with respect to all employees and eligible options for which elections to exchange are made. We may also waive any defect or irregularity in any election with respect to any particular options or any particular employee. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing employee or waived by us. Neither we nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice. THIS IS A ONE-TIME OFFER, AND WE WILL STRICTLY ENFORCE THE ELECTION PERIOD, SUBJECT ONLY TO AN EXTENSION THAT WE MAY GRANT IN OUR SOLE DISCRETION.
     Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance of the options you elect to exchange pursuant to the Offer will constitute a binding agreement between PSC and you, upon the terms and subject to the conditions of the Offer.

     We currently expect that we will accept for exchange on or promptly following the Election Deadline all eligible options for which proper elections have been made and not validly withdrawn. This means that if the Offer ends at 6:00 p.m. Eastern Time on December 15, 2005, as currently scheduled, we will accept for exchange eligible options for which proper elections to exchange have been made as of such date. In order to administer the Offer, we must collect, use and transfer certain information regarding you and your option grants, and may have to provide that information to any third parties who are assisting with the Offer. By electing to exchange eligible options, you agree to such collection, use and transfer of your personal data by us, our subsidiaries and any third parties assisting us with the Offer, but only for the purpose of administering your participation in the Offer. By electing to exchange eligible options, you also acknowledge and agree that:
•	the data will be held only as long as necessary to administer and implement the exchange;

•	you can request in writing from us a list of the parties that may receive your data;

•	you can request in writing additional information about how the data is stored and processed; and

•	you can request in writing that the data be amended if it is incorrect.
     You can withdraw your consent to the collection, use and transfer of your data by contacting us. You should note, however, that if you withdraw your consent, it may affect your ability to participate in the exchange. Please contact Terri Gibbons, PSC’s Stock Plan Administrator between 9:00 a.m. and 6:00 p.m. Eastern Time, Monday through Friday, by calling 972-577-5670 if you have any questions.
6. Withdrawal Rights
     You may withdraw the eligible options that you previously elected to exchange only in accordance with the provisions of this Section 6. IF YOU ELECT TO WITHDRAW ANY ELIGIBLE OPTIONS, YOU MUST ELECT TO WITHDRAW ALL OF YOUR ELIGIBLE OPTIONS. Withdrawals of eligible options that you previously elected to exchange must be made by the Election Deadline, currently scheduled for 6:00 p.m. Eastern Time on December 15, 2005. If we extend the Offer beyond this currently scheduled time and date, you may withdraw your eligible options at any time until the extended end of the Offer.
     In addition, although we intend to accept all eligible options promptly following the Election Deadline, if we have not accepted your options by 6:00 p.m. Eastern Time on January 16, 2006, the 40th business day after the commencement of the Offer, you may withdraw your elections at any time thereafter.
     To withdraw an election to exchange eligible options, you must send a properly completed and duly executed withdrawal request using the withdrawal form accompanying this Offer to Exchange by mail, facsimile or hand delivery to Perot Systems Corporation, Attention: Terri Gibbons, Stock Plan Administrator, M/S D2420, 2300 West Plano Parkway, Plano, Texas 75075 (facsimile: 972-577-6088). If you elect to deliver your withdrawal form by mail, the Company recommends that you use registered mail with return receipt requested. If you elect to deliver the withdrawal form by facsimile, the Company recommends that you receive confirmation of receipt prior to the expiration of the Offer. Your election to withdraw from the Offer must be received by us by the Election Deadline. Delivery of a withdrawal form or other notification of withdrawal by e-mail will not be accepted.
     The delivery of a withdrawal form is at your risk, so you should take appropriate steps to ensure the form is properly completed and timely delivered. Incomplete or unsigned forms will not be accepted and, therefore, will not withdraw your election to exchange. Within five business days following withdrawal, PSC will confirm that you have withdrawn your eligible options. If you do not receive this confirmation within ten days after the transaction, you should contact PSC’s Stock Plan Administrator, Terri Gibbons, between 9:00 a.m. and 6:00 p.m. Eastern Time, Monday through Friday, by calling 972-577-5670.
     We will determine, in our sole discretion, all questions as to the validity, including timeliness, form and receipt of withdrawals. Our determination of these matters will be final and binding on all interested persons, including you. Neither we nor any other person is obligated to give notice of any defects or irregularities in any withdrawal, nor will anyone incur any liability for failure to give any such notice.

     Once you have withdrawn eligible options, you may elect to participate in the Offer again only by following the proper election procedures set forth in Section 5.
7. Acceptance of Eligible Options for Exchange and Cancellation; Grant of Replacement Options
     Upon the terms and subject to the conditions of the Offer, on or promptly following the Election Deadline we will accept for exchange all eligible options for which proper elections to exchange have been made and not validly withdrawn before the Election Deadline. We intend to cancel the eligible options and grant replacement options on or about December 20, 2005. If we extend the period of time during which the Offer remains open, the replacement option grant date will be similarly delayed. Once your eligible options are cancelled, you will no longer have any rights with respect to these options.
     For purposes of the Offer, we will be deemed to have accepted for exchange options for which proper elections have been made and which are not validly withdrawn when we give notice to the holders of our acceptance for exchange and cancellation of such options, which we intend to do by e-mail. Subject to the terms and conditions of the Offer, the number of replacement options that you will receive in exchange for your eligible options that are cancelled will be determined as set forth in Section 3 of this Offer to Exchange.
     Promptly following our acceptance of eligible options, we will send you a notification that we have accepted your eligible options and our agreement to cancel the eligible options and grant you replacement options upon the terms and subject to the conditions of the Offer. This agreement will evidence our binding commitment to grant your replacement options subject to the terms and conditions of the Offer.
     TO RECEIVE A GRANT OF REPLACEMENT OPTIONS PURSUANT TO THE OFFER, YOU MUST BE AN ELIGIBLE EMPLOYEE ON THE DATE WE GRANT REPLACEMENT OPTIONS. IF YOU ARE NOT AN ELIGIBLE EMPLOYEE ON THE DATE WE GRANT REPLACEMENT OPTIONS, YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER OR TO RECEIVE REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS. PARTICIPATION IN THE OPTION OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOYMENT OR OTHER SERVICE OF PSC OR ANY OF OUR SUBSIDIARIES.
8. Conditions of the Offer
     Notwithstanding any other provision of the Offer, we will not be required to accept eligible options for which elections to exchange are made, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of options tendered for exchange (in each case subject to Rule 13e-4(f)(5) under the Securities Exchange Act) if at any time on or after the commencement of the Offer and before the Election Deadline we determine in our reasonable judgment that any of the following events has occurred, or is reasonably likely to occur, and in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options that you elect to exchange:
     (a) there shall have been any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of the eligible options, the issuance of replacement options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), assets, liabilities, income, operations or prospects of PSC or any of our subsidiaries or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;
     (b) there shall have been any action or proceeding threatened, pending or taken or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or PSC or any of our subsidiaries, by any court or any agency, authority or tribunal (domestic or foreign) that, in our reasonable judgment, would or might directly or indirectly:

     (1) make the acceptance for exchange of, or grant of replacement options for, some or all of the tendered eligible options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;
     (2) delay or restrict our ability, or render us unable, to accept for exchange, or grant replacement options for, some or all of the tendered eligible options; or
     (3) materially and adversely affect the business, condition (financial or other), assets, liabilities, income, operations or prospects of PSC or any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;
     (c) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles or interpretations of generally accepted accounting principles which could or would (i) require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes or (ii) materially and adversely affect the manner in which we are required for financial accounting purposes to account for the Offer;
     (d) there shall have occurred:
     (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
     (2) the declaration of a banking moratorium or any suspension of in respect of banks in the United States, whether or not mandatory;
     (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;
     (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment will likely affect, the extension of credit by banks or other lending institutions in the United States;
     (5) any significant increase or decrease in the market price of our Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad, including, without limitation, as a result of terrorist activities after the date hereof, that has or is reasonably likely to have, in our reasonable judgment, a material adverse effect on our or any of our subsidiaries’ business, condition (financial or other), assets, liabilities, income, operations or prospects or on the trading volume and/or price of the shares of our Common Stock;
     (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or
     (7) the decline of the Dow Jones Industrial Average, the NYSE or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on November 15, 2005;
     (e) a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
     (1) any person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before December 15, 2005;
     (2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before December 15, 2005 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or
     (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;
     (f) any change or changes shall have occurred in the business, condition (financial or other), assets, liabilities, income, operations, prospects or stock ownership of PSC or any of our subsidiaries that, in our reasonable judgment, has or is reasonably likely to have a material adverse effect on PSC or any of our subsidiaries; or
     (g) we are required by the SEC or other regulatory agency to extend the expiration date of the Offer beyond December 23, 2005.
     The conditions to the Offer are for our benefit. Before the Election Deadline, we may assert them in our reasonable judgment, regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time before the Election Deadline, in our sole discretion, whether or not we waive any other condition to the Offer. All conditions must be satisfied or waived as of the Election Deadline.
     Our failure or omission at any time prior to the Election Deadline to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. If we waive a condition for any particular employee, we will waive such condition for all employees. Any determination we make concerning the events described in this Section 8 will be final and binding upon all interested persons, including you.
9. Price Range of Common Stock
     Our Common Stock is traded on the NYSE under the symbol “PER.” The table below shows the high and low closing prices on the NYSE for the periods indicated.

	High	Low
2003
First Quarter	$11.63	$8.99
Second Quarter	12.23	9.85
Third Quarter	11.87	9.67
Fourth Quarter	14.45	10.04
2004
First Quarter	$14.76	$12.50
Second Quarter	14.15	12.30
Third Quarter	16.29	11.52
Fourth Quarter	17.00	15.00
2005
First Quarter	$15.53	$12.75
Second Quarter	14.34	12.32
Third Quarter	15.00	13.70
Fourth Quarter (through November 10, 2005)	14.27	13.25

     The last reported sale price of our Common Stock on the NYSE on November 10, 2005 was $13.40 per share. As of November 10, 2005, the approximate number of record holders of our Common Stock was 2,761, and 116,798,598 shares of our Common Stock were issued and outstanding.
     We have never paid cash dividends on shares of our Common Stock and have no current intention of paying such dividends in the future.
     The exercise price of the replacement options will be the same as the exercise price of the eligible options, or $25.00 per share. THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS IS SIGNIFICANTLY HIGHER THAN THE CURRENT MARKET PRICE OF OUR COMMON STOCK. WE ARE PROVIDING NO ASSURANCES THAT OUR COMMON STOCK WILL TRADE AT PRICES ABOVE THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS AT ANY POINT DURING THE TERM OF THE REPLACEMENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO PARTICIPATE IN THE OFFER.
10. Source and Amount of Consideration
     If you properly elect to exchange eligible options and we accept them for exchange, you will be entitled to receive, subject to the terms and conditions of the Offer, replacement options to purchase shares of our Common Stock. The replacement options will be granted under the 2001 Plan. Subject to adjustments for any stock splits, subdivisions, combinations, stock dividends and similar events, and subject to the other terms and conditions of the Offer, you will be entitled to receive replacement options to purchase a number of shares of our Common Stock determined by applying the exchange ratio set forth below:

In Exchange for Each Eligible Option to Purchase One
Share of Our Common Stock, You Will Receive One
Eligible Options:	Replacement Option to Purchase:
Performance options with an exercise price of $25.00 per share granted on March 1, 2000 (and not previously cancelled) under the 1991 Plan in connection with the Solutions Purchase Agreement	0.9 shares of our Common Stock
     Therefore, if you elect to exchange your eligible options, the number of shares of our Common Stock for which your replacement options will be exercisable will be 90% of the total number of shares for which your eligible options are exercisable prior to the exchange. If there is a fractional number remaining after the number of replacement options is determined, the resulting number of replacement options will be rounded up to the nearest whole number.
     If you elect to exchange any eligible options, you must elect to exchange all of your eligible options.
     The exercise price of replacement options ($25.00 per share) will be the same as the exercise price of the eligible options. If you elect to participate in the exchange, you will receive vested options to purchase shares of our Common Stock with respect to your eligible options (all of which are currently unvested and are not scheduled to vest until March 31, 2010).
     If there is any recapitalization, stock split, reverse stock split, or similar transaction or other change in corporate structure affecting our Common Stock before we grant the replacement options, we reserve the right to adjust the number of shares subject to the replacement options. Any such adjustment will be made as we deem equitable or appropriate. The Offer is currently scheduled to end at 6:00 p.m. Eastern Time on December 15, 2005, unless we extend the Offer. We may in our discretion extend the period of time during which the Offer will remain open.

     If we receive and accept for exchange all eligible options outstanding as of November 10, 2005, we will grant replacement options to purchase approximately 2,574,450 shares of our Common Stock, which will represent options to purchase approximately 2.2% of the total shares of our Common Stock outstanding as of that date.
11. Effect of a Merger or Acquisition Before We Grant Replacement Options
     If we merge into or are acquired by another company after we accept eligible options for exchange in the Offer but before we grant the replacement options, the terms of the replacement options will depend on how the acquisition is structured and on the terms of the acquisition agreement between the acquirer and us.
     If we merge into the acquiring company such that the acquiring company is the surviving entity, the acquiring company would automatically be bound by our obligations with respect to the Offer. We might also be acquired through a merger or other transaction in which we become a subsidiary of the acquiring company. In that event, the acquiring company would not automatically be bound by or assume our obligations with respect to the Offer. We may seek to make provision in the acquisition agreement for eligible employees whose eligible options have been accepted for exchange in the Offer, but we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any replacement options would be granted in the event of any such acquisition.
     If we are acquired before the replacement option grant date in a transaction in which the acquiring company is bound by or assumes our obligations with respect to the Offer, the replacement options may become options to purchase stock or other securities of the acquiring company. The type of securities covered by the replacement option for securities in the acquiring company might not be the type you would have received in this transaction. As a result of the ratio in which our Common Stock may convert into an acquiring company’s securities in an acquisition transaction, you might receive options to purchase more or fewer of the acquiring company’s securities than the number of shares of our Common Stock to be covered by your replacement options.
     If we merge into or are acquired by another company or sell part of our business, the employment of some or all of our employees may be terminated in connection with the transaction. Also, if we sell part of our business, some of our employees will no longer be employed by PSC or a PSC subsidiary, even if they continue to be employed by the acquiring company. TERMINATION OF YOUR EMPLOYMENT WITH PSC OR A WHOLLY OWNED PSC SUBSIDIARY IN THESE EVENTS OR FOR ANY OTHER REASON BEFORE THE REPLACEMENT OPTIONS ARE GRANTED MEANS THAT YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER AND YOU WILL NOT RECEIVE REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION FOR YOUR ELIGIBLE OPTIONS. YOU MUST BE AN ELIGIBLE EMPLOYEE OF PSC OR ONE OF OUR WHOLLY OWNED SUBSIDIARIES ON THE REPLACEMENT OPTION GRANT DATE TO RECEIVE REPLACEMENT OPTIONS.
12. General Terms of Replacement Options and Differences Among Eligible Options, Replacement Options and Amended Options
     The terms and conditions of the replacement options granted pursuant to the Offer will vary from the terms and conditions of the eligible options for which they are exchanged in several material respects, including, without limitation, the number of shares underlying such options, the vesting date of such options and certain other rights specific to the eligible options. In addition, our Board of Directors (the current administrator of the 1991 Plan) has approved an amendment of the terms of all eligible options not exchanged pursuant to the Offer. Such amendment will become effective simultaneously with the conclusion of the Offer. Set forth below is a summary of the material differences among the eligible options, the replacement options and the amended options.
     General. The replacement options will be granted under the 2001 Plan, will be subject to the terms and conditions of the 2001 Plan and will be evidenced by an option agreement. All replacement options granted under the 2001 Plan will be deemed “non-qualified” for purposes of the Internal Revenue Code of 1986, as amended. The options that you currently hold that are eligible for exchange pursuant to the Offer were granted under the 1991 Plan in connection with the Solutions Purchase Agreement. The eligible options and the amended options are also “non-qualified” stock options.

          Plan under which Options Granted:

Eligible Options	Replacement Options	Amended Options
Perot Systems Corporation Amended and Restated 1991 Stock Option Plan	2001 Perot Systems Corporation Long-Term Incentive Plan	Perot Systems Corporation Amended and Restated 1991 Stock Option Plan
     The 2001 Plan is a stock award plan for eligible employees, officers, independent consultants, directors who are also employees or consultants, and advisors of PSC. Under the 2001 Plan, PSC may grant the following four types of awards: (1) cash awards, (2) stock awards, (3) stock appreciation rights and (4) stock options. Each option granted must be designated as an incentive stock option or a nonstatutory stock option. The replacement options will be designated as nonstatutory stock options. The 2001 Plan was adopted by the Board of Directors and approved by the stockholders of PSC.
     If you do not elect to participate in the Offer, the amended options that you will hold upon the conclusion of the Offer will remain outstanding under, and subject to the terms and conditions of, the 1991 Plan, as it may be amended from time to time.
     Administration. The 2001 Plan is administered by the Board of Directors or a committee of Directors appointed by the Board and may be administered by different committees with respect to different groups of participants. In addition, the Board or a committee of the Board may delegate to any officer of PSC any of the Board’s or committee’s powers under the 2001 Plan. Subject to the terms of the options, the Board of Directors or the committees may construe and interpret the 2001 Plan, prescribe, amend, and rescind rules and regulations relating to the 2001 Plan, to modify each option (provided that any such amendment may not impair any outstanding option unless agreed to in writing by the holder of the option) and to make all other determinations deemed necessary or advisable for administering the 2001 Plan. The 1991 Plan may be administered by the Board of Directors of PSC or any of the Board’s committees. The 1991 Plan is currently administered by PSC’s Board of Directors.
     Expiration Date of Options. Each replacement option will have a term expiring on March 31, 2011, subject to earlier termination or forfeiture in certain circumstances. The eligible options also will expire on March 31, 2011, subject to earlier termination or forfeiture in certain circumstances. The expiration date of the amended options will not change following the conclusion of the Offer.
          Expiration Date of Options:

Eligible Options	Replacement Options	Amended Options
March 31, 2011	March 31, 2011	March 31, 2011
     Vesting. The replacement options will be fully vested and immediately exercisable at an exercise price of $25.00 per share. In contrast, the eligible options provide for “cliff” vesting whereby the option holder is only able to exercise the eligible options after March 31, 2010. Although the eligible options originally contemplated acceleration of vesting during the four-year period following March 31, 2000 triggered by the achievement of certain performance metrics, such performance metrics were not satisfied during the time periods specified in the stock option agreements granting the eligible options. Therefore, the eligible options will remain unvested until March 31, 2010. However, if you do not elect to exchange your eligible options pursuant to the Offer, the Board will amend the terms of such eligible options simultaneously with the conclusion of the Offer to accelerate the vesting of the options, subject to certain transfer restrictions.
          Vesting of Options:

Eligible Options	Replacement Options	Amended Options
10 year “cliff” vesting (performance metrics not achieved) to occur on March 31, 2010	Fully vested	Fully vested

     Time of Exercise; Termination of Employment. Generally, you may exercise any portion of your replacement options (all of which will be fully exercisable upon issuance) at any time prior to the expiration (or earlier termination or forfeiture) of the options. The eligible options provide that any unvested portion expires automatically upon termination of your employment, except for termination due to death. If your employment is terminated due to death, your eligible options will become immediately vested. Commencing on March 31, 2010, vested options must be exercised by March 31, 2011, unless you resign or are terminated for Sufficient Reason (as defined in the stock option agreements granting such eligible options), in which case the options must be exercised within 120 days after the termination of employment (but in no case later than March 31, 2011). However, the terms of such eligible options will be amended simultaneously with the completion of the Offer to accelerate the vesting of the amended options. Therefore, the amended options must be exercised by March 31, 2011, unless the holder resigns or is terminated for Sufficient Reason, in which case the options must be exercised within 120 days after the termination of employment (but in no case later than March 31, 2011). The same provisions will apply to replacement options granted under the 2001 Plan.
          Expiration upon Termination of Employment:

Eligible Options	Replacement Options	Amended Options
Until March 31, 2010, unvested options will cease to vest upon termination of employment for any reason other than death (in which case the options will become immediately vested). Commencing on March 31, 2010, vested options must be exercised by the Expiration Date (March 31, 2011), unless the holder resigns or is terminated for Sufficient Reason, in which case the options must be exercised within 120 days after the termination of employment (but in no case later than March 31, 2011)
	Must be exercised by the Expiration Date (March 31, 2011), unless the holder resigns or is terminated for Sufficient Reason, in which case the options must be exercised within 120 days after the termination of employment (but in no case later than March 31, 2011)	Must be exercised by the Expiration Date (March 31, 2011), unless the holder resigns or is terminated for Sufficient Reason, in which case the options must be exercised within 120 days after the termination of employment (but in no case later than March 31, 2011)
     Exercisability. The replacement options will be fully vested and immediately exercisable upon issuance at an exercise price of $25.00 per share. The eligible options that you currently hold are unvested and generally may only be exercised commencing upon March 31, 2010. If you do not elect to exchange your eligible options pursuant to the Offer, your eligible options will be modified to accelerate the vesting of such amended options. However, once exercised, shares issued pursuant to amended options will be subject to the transfer restrictions described in this Offer to Exchange. Each of the replacement options and the amended options will be exercisable though March 31, 2011.
          Exercisability of Options:

Eligible Options	Replacement Options	Amended Options
Exercisable beginning on March 31, 2010 through March 31, 2011	Exercisable beginning on date of issuance through March 31, 2011	Exercisable beginning on closing of the Offer through March 31, 2011
     Exercise Price. The price at which a share of our Common Stock covered by a replacement option may be purchased will be the original exercise price of the eligible options. The exercise price of the eligible options is $25.00 per share. The amendment to be effected with respect to any eligible options not exchanged in the Offer will not affect the exercise price of such amended options.
          Exercise Price of Options:

Eligible Options	Replacement Options	Amended Options
$25.00	$25.00	$25.00

     Non-Transferability of Options. Unless otherwise determined by the Administrator, a replacement option may not be transferred other than by beneficiary designation, will, or by the laws of descent or distribution and may be exercised, during your lifetime, only by you. The eligible options contain, and the amended options will continue to contain, similar restrictions on transfer of such options.
     Transferability and Registration of Shares Underlying Options. All shares of our Common Stock issuable upon exercise of options under the 2001 Plan, including the shares that will be issuable upon exercise of the replacement options, have been registered under the Securities Act of 1933 on Registration Statements on Form S-8 filed with the SEC. Unless you are one of our executive officers or otherwise considered an “affiliate” of ours, you will be able to sell shares of our Common Stock that you acquire by exercising your replacement options free of any transfer restrictions under applicable U.S. securities laws.
     If you do not elect to exchange your options pursuant to the Offer, the amended options that you will hold immediately following the conclusion of the Offer will be fully vested and immediately exercisable. However, if you decide to exercise your options prior to March 31, 2010, the shares of our Common Stock issued to you upon such exercise will be subject to a prohibition on transfer. Other than in the case of death, the shares of our Common Stock obtained pursuant to the exercise of any amended options may not be transferred before March 31, 2010 without the prior written consent of PSC.
          Restrictions on Transferability of Shares Issuable Upon Exercise of Options:

Eligible Options	Replacement Options	Amended Options
Unless PSC otherwise agrees in writing, shares purchased pursuant to stock options may not be sold or otherwise transferred, other than by will or under the laws of descent and distribution, until and unless (i) any holding period or other restriction on such a sale or other transfer specified in the Stock Option Agreement has expired, and (ii) PSC has waived in writing any option to buy back such shares that it may have under the Stock Option Agreement
	Subject to compliance with applicable securities laws, no transfer restrictions on underlying shares	Other than in the case of death, underlying shares may not be transferred before March 31, 2010 without the prior written consent of PSC; Unless PSC otherwise agrees in writing, shares purchased pursuant to stock options may not be sold or otherwise transferred, other than by will or under the laws of descent and distribution, until and unless (i) any holding period or other restriction on such a sale or other transfer specified in the Stock Option Agreement has expired, and (ii) PSC has waived in writing any option to buy back such shares that it may have under the Stock Option Agreement
     Payment of Exercise Price. You may exercise your replacement options granted under the 2001 Plan, in whole or in part, by delivering to PSC, in accordance with the acceptable form or procedures as established from time to time by the Administrator (as such term is defined in the 2001 Plan) (i) a written or electronic notice of exercise in the form established by the Administrator stating the number of vested shares to be purchased upon exercise of the option and (ii) full payment for such vested shares and of all applicable taxes required to be withheld by PSC or a subsidiary of PSC in connection with such exercise. The current permissible methods of exercise are as follows:
•	Cash Purchase Exercise — You acquire shares by sending a check or wiring funds to PSC.

•	Cashless Exercise — If we approve, you acquire shares upon payment of the exercise price in the form required by any cashless exercise program implemented by PSC in connection with the 2001 Plan, including by exchanging other shares of our Common Stock, which (i) in the case of shares acquired upon exercise of an option, have been owned by you for more than six months on the date of surrender, and (ii) have a fair market value on the date of surrender equal to the aggregate exercise price of the shares for which the option will be exercised.

•	Other Form of Payment of Exercise Price — If we approve, you acquire shares upon payment of the exercise price in such other form of consideration approved by the Administrator, permitted by law, or any combination of the foregoing methods of payment.
     In the past, we have offered the opportunity for cashless exercises only through third party brokers who sell all or part of the shares purchased into the public market. Otherwise, we have not permitted cashless exercises or other forms of payment of the exercise price of our options and have no current intention of approving such other methods of exercise in the future.
     The eligible options that may be exchanged in the Offer generally require, and the terms of any amended options will continue to require, similar notice of exercise and may be exercised by paying the purchase price with respect to such options in cash or in such other consideration having a total fair market value equal to the purchase price, as the administrator of the 1991 Plan may approve. Such other consideration may include shares of our Common Stock already held by the participant or Common Stock withheld upon the exercise of the option, which will be accepted at market value.
     Adjustments Upon Certain Events; Change of Control; Dissolution or Liquidation. In the event of a combination or reclassification, stock dividend, stock split, reverse stock split or other increase or decrease in the number of shares issued by PSC or a change in corporate structure affecting shares of our Common Stock, a committee of the Board of Directors may make such adjustments as it deems necessary to reflect such change so as to prevent the diminution or enlargement of your rights including, but not limited to, adjustments in (1) the number of shares of our Common Stock available for distribution under the 2001 Plan and (2) the exercise price per share of your replacement options.
     Subject to the terms of the options, the Board of Directors or a committee of the Board of Directors may also authorize conversion or substitution under the 2001 Plan of any outstanding options of an entity acquired by PSC. In addition, upon a change of control of PSC or any of its subsidiaries, the Board may provide for (i) the assumption or substitution or adjustment of each outstanding option, (ii) acceleration of vesting of options, and/or (iii) the cancellation of the options for cash payment. Generally, the eligible options do not, and the amended options will not, provide for such adjustments upon change of control. Under the replacement options, the Board of Directors of PSC has discretion regarding whether you will receive the securities offered as part of such a transaction, including the discretion to cancel your replacement options in exchange for cash payment to you.
     In the event of a proposed dissolution or liquidation of PSC, the Administrator may provide for an option to be fully vested and exercisable until ten days prior to such event. The eligible options do not contain, and the amended options will not contain, similar provisions.
     Disputes and Governing Law. The replacement options and related agreements will be governed by the substantive law of the state of Delaware and will be deemed to have been entered into and wholly performed in Dallas County, Texas. Any action to enforce the option must be brought in courts having jurisdiction in Dallas County, Texas. By accepting a grant of the replacement options, you consent to personal jurisdiction of courts in Dallas County, Texas in any such action. The prevailing party of such an action will be entitled to reasonable attorneys’ fees and costs.
     The eligible options provide, and the amended options will continue to provide, for disputes to be resolved pursuant to the laws of Delaware and jurisdiction for dispute resolution by arbitration is in Wilmington, Delaware. The prevailing party in any such arbitration will be entitled to reasonable attorneys’ fees and costs.
     Non-Competition and Non-Disclosure. Replacement options granted under the 2001 Plan will be subject to forfeiture, and the shares purchased pursuant to such replacement options may be subject to repurchase, upon your Substantial Misconduct (as such term is defined in the underlying option agreement) or violation of certain non-competition and confidentiality provisions of the option agreement. Similar non-competition and non-disclosure provisions are present with respect to your eligible options and the amended options. In order to receive replacement option grants, you must acknowledge that you receive Confidential Information (as such term is defined in the 2001 Plan) during your employment with PSC and you must agree that PSC and its subsidiaries will be entitled to terminate all rights to exercise the options if you do any of the following without prior written consent:

     (a) while employed by the Company or it subsidiaries or affiliates and within one year after:
     (i) compete with or engage in any business that is competitive with PSC or its subsidiaries or affiliates within 50 miles of any location at which you were employed by or provided services to PSC or its subsidiaries or affiliates;
     (ii) solicit or perform services, as an employee, independent contractor, or otherwise, for any person (including any affiliate or subsidiary of that person) that is or was a customer or prospect of PSC or its subsidiaries or affiliates during the two years before your Severance Date (as such term is defined in the option agreement granted pursuant to the 2001 Plan) if you solicited business from or performed services for that customer or prospect while employed by PSC or its subsidiaries or affiliates.
     (b) disclose or use any confidential information, except in connection with the good faith performance of your duties as an employee or, solely with respect to the terms of the 2001 Plan or option agreement thereunder, to your spouse or legal or financial advisors; or fail to take reasonable precautions against the unauthorized disclosure or use of confidential information; or solicit or induce the unauthorized disclosure or use of confidential information.
     If the Administrator discovers that you have engaged in Substantial Misconduct or violation by you of the noncompetition or confidentiality provisions described above, PSC will have the right for 150 days to (i) cancel your unexercised award, (ii) buy from you, at a purchase price equal to the exercise price, any shares acquired by exercising your replacement options that became exercisable on or after the date two years before the date the Administrator discovers your Substantial Misconduct or your violation of the noncompetition provision above, and (iii) require you to pay the Net Investment Proceeds (as such term is defined in the 2001 Plan) with respect to any shares sold or transferred by you that PSC has the right to purchase pursuant to the option agreement granted pursuant to the 2001 Plan.
     Tax Consequences. You should refer to Section 17 of this Offer to Exchange for a discussion of the material U.S. income tax consequences of the replacement options and the related exchanged eligible options, as well as the consequences of accepting or rejecting the Offer. We recommend that you consult with your own tax advisor to determine the tax consequences of this transaction.
IMPORTANT NOTE: THE DESCRIPTION OF THE ELIGIBLE OPTIONS, THE REPLACEMENT OPTIONS AND THE AMENDED OPTIONS ABOVE IS MERELY A SUMMARY OF THE MATERIAL TERMS AND MATERIAL DIFFERENCES AND MAY NOT BE COMPLETE. FOR COMPLETE INFORMATION, PLEASE REFER TO THE 1991 PLAN AND THE 2001 PLAN, EACH AS AMENDED, AND THE UNDERLYING FORMS OF OPTION AGREEMENTS THAT WE HAVE FILED WITH THE SEC AS EXHIBITS TO OUR TENDER OFFER STATEMENT ON SCHEDULE TO OF WHICH THIS OFFER TO EXCHANGE IS A PART. YOU MAY ALSO DIRECT QUESTIONS OR REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES OF THIS OFFER TO EXCHANGE TO TERRI GIBBONS, STOCK PLAN ADMINISTRATOR AT THE FOLLOWING NUMBER: 972-577-5670. UPON REQUEST, WE WILL PROMPTLY FURNISH YOU WITH COPIES OF THESE DOCUMENTS AT OUR EXPENSE.
13. Information Concerning PSC
     General Overview. We are a worldwide provider of information technology (commonly referred to as IT) services and business solutions to a broad range of customers. We offer our customers integrated solutions designed around their specific business objectives, chosen from a breadth of services, including technology infrastructure services, applications services, business process services, and consulting services.
     With this approach, our customers benefit from integrated service offerings that help synchronize their strategy, systems, and infrastructure. As a result, we help our customers achieve their business objectives, whether those objectives are to accelerate growth, streamline operations, or enhance customer service capabilities.

     Our customers may contract with us for any one or more of our services, which fall into the following categories:
•	Infrastructure services — Infrastructure services are typically performed under multi-year contracts in which we assume operational responsibility for various aspects of our customers’ businesses, including data center management, web hosting and internet access, desktop solutions, messaging services, network management, program management, and security. We typically hire a significant portion of the customer’s staff that have supported these functions. We then apply our expertise and operating methodologies to increase the efficiency of the operations, which usually results in increased operational quality at a lower cost.

•	Applications services — Applications services include services such as application development and maintenance, including the development and maintenance of custom software for customers, maintenance of packaged application software for customers and application systems migration and testing, which includes the migration of applications from legacy environments to current technologies, as well as performing quality assurance functions on custom applications. We typically offer these services on a short-term basis.

•	Business process services — Business process services include services such as claims processing, call center management, energy management, payment and settlement management, security, and services to improve the collection of receivables. In addition, business process services include engineering support and other technical services.

•	Consulting services — Consulting services include strategy consulting, enterprise consulting, technology consulting, and research. The consulting services provided to customers within our Industry Solutions segment typically consist of customized, industry-specific business solutions provided by associates with industry expertise, as well as the implementation of prepackaged software applications. Consulting services are typically viewed as discretionary services by our customers, with the level of business activity depending on many factors, including economic conditions and specific customer needs.
     Our contracts include services priced using a wide variety of pricing mechanisms. In determining how to price our services, we consider the delivery, credit and pricing risk of a business relationship. For the year ended December 31, 2004:
•	Approximately 31% of our revenue was from fixed-price contracts where our customers pay us a set amount for contracted services. For some of these fixed-price contracts, the price will be set so that the customer realizes an immediate savings in relation to their current expense for an operation we are assuming. On contracts of this nature, our profitability generally increases over the term of the contract as we become more efficient. The time that it takes for us to realize these efficiencies can range from a few months to a few years, depending on the complexity of the operation.

•	Approximately 27% of our revenue was from cost plus contracts where our billings are based in part on the amount of expense we incur in providing services to a customer.

•	Approximately 27% of our revenue was from time and materials contracts where our billings are based on measurements such as hours, days or months and an agreed upon rate. In some cases, the rate the customer pays for a unit of time can vary over the term of a contract, which may result in the customer realizing immediate savings at the beginning of a contract.

•	Approximately 14% of our revenue was from per-unit pricing where we bill our customers based on the volume of units provided at the unit rate specified. In some contracts, the per-unit prices may vary over the term of the contract, which may result in the customer realizing immediate savings at the beginning of a contract.

     We also utilize other pricing mechanisms, including license fees and risk/reward relationships where we participate in the benefit associated with delivering a certain outcome. Revenue from these other pricing mechanisms totaled 1% of our revenue.
     Depending on a customer’s business requirements and the pricing structure of the contract, the amount of cash generated from a contract can vary significantly during a contract’s term. With fixed-price contracts or when an upfront payment is required to purchase assets, an infrastructure services contract will typically produce less cash at the beginning of the contract with significantly more cash being generated as efficiencies are realized later in the term. With a cost plus contract, the amount of cash generated tends to be relatively consistent over the term of the contract.
     We offer our services under three primary lines of business — Industry Solutions, Government Services, and Applications Solutions. We consider these three lines of business to be reportable segments and include financial information and disclosures about these reportable segments in our consolidated financial statements. We routinely evaluate the historical performance of and growth prospects for various areas of our business, including our lines of business, vertical industry groups, and service offerings. Based on a quantitative and qualitative analysis of varying factors, we may increase or decrease the amount of ongoing investment in each of these business areas, make acquisitions that strengthen our market position, or divest, exit, or downsize aspects of a business area. During the past five years, we have used our acquisition program to strengthen our business in the healthcare market, consulting markets, and to expand into the government market. At the same time, we have divested, or exited, certain service offerings and joint ventures that did not meet our criteria for continued investment.
     For more information concerning our business and specific details regarding our revenue and financial information (including segment and certain geographic data), you are encouraged to read our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 9, 2005, which is incorporated herein by reference.
     We are incorporated under the laws of the state of Delaware. Our principal executive offices are located at 2300 West Plano Parkway, Plano, Texas 75075.
     YOU ARE ENCOURAGED TO CAREFULLY REVIEW THE “RISKS OF PARTICIPATING IN THE OFFER” BEGINNING ON PAGE 17 FOR A MORE COMPLETE DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER BEFORE ELECTING TO PARTICIPATE IN THE OFFER.

     PSC Financial Information. The following table sets forth a summary of our consolidated financial information derived from our Consolidated Financial Statements for the fiscal years ended December 31, 2004 and 2003, and our unaudited Condensed Consolidated Financial Statements for the nine-month periods ended September 30, 2005 and 2004. This information should be read in conjunction with our Consolidated Financial Statements and the related Notes to our Consolidated Financial Statements on pages F-1 to F-47 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and to our Condensed Consolidated Financial Statement and related Notes (unaudited) on pages 1 to 14 of our Quarterly Report on Form 10-Q for the nine months ended September 30, 2005, each of which are incorporated herein by reference. Please see Section 20 of this Offer to Exchange, entitled “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements and related notes.

	Year Ended December 31,		Nine Months Ended
			September 30,
	2004	2003	2005	2004
			(unaudited)
	(dollars and shares in thousands, except per share data)
Condensed Consolidated Balance Sheet Data (at Period End):
Current assets	$590,581	$421,983	$578,538	$533,203
Non-current assets	633,030	588,614	764,014	631,412
Total assets	1,223,611	1,010,597	1,342,552	1,164,615
Current liabilities	330,548	207,043	246,142	315,397
Non-current liabilities	31,029	90,775	148,380	26,382
Total liabilities	361,577	297,818	394,522	341,779
Total stockholders’ equity	862,034	712,779	948,030	822,836

Condensed Consolidated Statements of Operations:
Revenue	$1,773,452	$1,460,751	$1,471,581	$1,307,888
Gross profit	368,299	267,236	319,692	271,103
Operating income	132,066	79,362	133,768	101,031
Net income	94,347	2,506	84,473	67,249
Basic earnings per common share:
Income before cumulative effect of changes in accounting principles	$0.82	$0.47	$0.72	$0.59
Cumulative effect of changes in accounting principles, net of tax	—	(0.45)	—	—

Net income	$0.82	$0.02	$0.72	$0.59
Weighted average common shares outstanding	115,203	110,573	117,810	114,617
Diluted earnings per common share:
Income before cumulative effect of changes in accounting principles	$0.78	$0.45	$0.70	$0.56
Cumulative effect of changes in accounting principles, net of tax	—	(0.43)	—	—

Net income	$0.78	$0.02	$0.70	$0.56
Weighted average diluted common shares outstanding	120,532	115,334	121,540	119,666

     The book value per share of our Common Stock was $8.14 as of September 30, 2005.
14. Interests of Directors and Officers; Transactions and Arrangements Concerning Our Options
     A list of our directors and executive officers is attached to this Offer to Exchange as Appendix A. Please see our definitive proxy statement for our 2005 annual meeting of shareholders, filed with the SEC on March 31, 2005, for information concerning the amount of our securities beneficially owned by our directors and executive officers as of March 14, 2005. As of November 10, 2005, our directors and executive officers as a group (15 persons) beneficially owned options under our equity compensation plans to purchase a total of 3,831,500 shares of our Common Stock, which represented approximately 14.5% of the shares subject to all options to purchase our Common Stock outstanding under our equity compensation plans as of that date. None of our directors or officers holds eligible options and, therefore, none of such individuals will be entitled to participate in the Offer.
     The following table sets forth information, as of November 10, 2005, with respect to the ownership of options to purchase our Common Stock by each director, each of our executive officers and all of the directors and executive officers as a group. The percentages in the table below are based on a total of 26,342,659 shares of our Common Stock subject to outstanding stock options (whether or not eligible for exchange) as of November 10, 2005.

	NUMBER OF SHARES SUBJECT	PERCENTAGE OF TOTAL
NAME	TO OUTSTANDING OPTIONS	OPTIONS OWNED
Ross Perot	–	*
Ross Perot, Jr.	2,000,000	7.6%
Peter Altabef	449,000	1.7%
Steven Blasnik	100,000	*
John S.T. Gallagher	40,000	*
Carl Hahn	40,000	*
DeSoto Jordan	16,000	*
Thomas Meurer	40,000	*
Cecil H. Moore, Jr.	24,000	*
Anuroop Singh	8,000	*
Russell Freeman	510,000	1.9%
Darcy Anderson	275,500	1.0%
James Champy	130,000	*
Thomas D. Williams	110,000	*
John King	89,000	*
All directors and executive officers as a group (15 persons)	3,831,500	14.5%

* Less than 1%.
     On October 13, 2005, we made our annual equity awards to our associates under our 2001 Long-Term Incentive Plan. The 2005 annual equity awards include options to purchase an aggregate of 1,605,700 shares of Common Stock, which were awarded to 361 of the Company’s associates. The majority of these awards vest in five equal annual installments beginning on the first anniversary of such award. Fourteen officers of the Company received awards of options to purchase an aggregate of 406,000 shares of Common Stock as part of the 2005 annual awards. These options have an exercise price of $13.63 per share, the fair market value of our Common Stock on the date of the award.
     Other than the transactions discussed above, during the 60 days prior to November 10, 2005, to the best of our knowledge, none of our directors, executive officers, affiliates or subsidiaries effected any transaction in options to purchase our Common Stock or in shares of our Common Stock.
     Except for outstanding options to purchase shares of our Common Stock granted from time to time to certain of our non-employee directors and employees (including executive officers) pursuant to our equity compensation plans, and except as set forth in this Offer to Exchange, neither we nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities.

15. Status of Replacement Options Acquired in the Offer; Accounting Consequences of the Offer
     Eligible options that we accept for exchange pursuant to the Offer will be cancelled and the cancelled options will no longer be exercisable. The Offer is not conditioned upon a minimum number of eligible options being tendered. The common shares underlying the eligible options under the 1991 Plan that are exchanged and cancelled in the Offer will be included in the pool of common shares available for issuance under the 2001 Plan.
     We believe that we will not incur compensation expense for financial reporting purposes, as determined under accounting principles generally accepted in the United States of America, solely as a result of the transactions contemplated by the Offer, because:
•	we intend to grant replacement options only to eligible employees;

•	the exercise price of all replacement options will be the same as the exercise price of the eligible options; and

•	we have not made any oral or written agreement or implied promise to compensate the employees who accept the Offer for any increase in the market price of our Common Stock occurring after the cancellation of eligible options exchanged in the Offer but prior to the granting of the replacement options.
     The eligible options represent approximately 10.9% of all outstanding options to purchase shares of our Common Stock. Under the recently revised Financial Accounting Standards Board Statement No. 123, “Share-based Payment,” we will be required to recognize the expense associated with our outstanding unvested stock options beginning in the first quarter of fiscal 2006. All currently unvested eligible options will either be (i) exchanged for a lesser number of fully vested replacement options pursuant to the Offer or (ii) if not exchanged pursuant to the Offer, amended such that the amended options will be fully vested and immediately exercisable at $25.00 per share with the shares issuable upon exercise thereof being subject to certain restrictions on transfer until March 31, 2010. As a result of granting fully vested replacement options in the Offer and the acceleration of the vesting of the amended options, PSC expects to reduce the pre-tax compensation expense related to the eligible options it otherwise would be required to record in connection with the eligible options by approximately $20.0 million, assuming no future forfeitures, over the period remaining until the eligible options originally would have vested (March 31, 2010). The Company anticipates that, by accelerating the vesting of the amended options at a time when their exercise price is higher than our market price, we will not be required to recognize compensation expense on the options. By granting fully vested replacement options and accelerating the vesting of the amended options, the stock-based compensation expense will be reflected only in the footnote disclosures to our financial statements for the fiscal year ending December 31, 2005, as required by Financial Accounting Standards Board Statement No. 123, “Accounting for Stock-Based Compensation.”
16. Legal Matters; Regulatory Approvals
     We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our exchange of options and grant of replacement options as contemplated by the Offer, or of any approval or other action by any government or governmental, judicial, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated in the Offer. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to our business, a delay in our acceptance of any eligible options you elect to exchange or cancellation of the Offer. Our obligation under the Offer to accept eligible options for exchange and to grant replacement options for eligible options is subject to the conditions described in Section 8 of this Offer to Exchange.
     If we are prohibited by applicable laws or regulations from granting replacement options on the replacement option grant date, which is currently expected to be on or about December 20, 2005, we will not grant any replacement options. We are unaware of any such prohibition at this time.

17. Material U.S. Federal Income Tax Consequences
     The following is a general summary of the material United States federal income tax consequences of the offer to exchange eligible options. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances. This summary does not address state, local, foreign, gift or estate tax consequences. In addition, this summary is not intended to be applicable in all respects to all categories of option holders but is merely intended to alert you to some of the potential tax consequences you may want to consider in making your decision. Therefore, we encourage you to consult your own tax advisor with respect to your individual tax consequences by virtue of participating in the Offer.
     U.S. Federal Income Tax Consequences of the Exchange of Eligible Options. We believe that if you exchange your eligible options for replacement options, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or when the replacement options are granted. With regard to the replacement options, the tax aspects of such options will be the same as any other non-qualified option grant to you by us. Options granted under the Offer will be non-qualified stock options and are generally described in “U.S. Federal Income Tax Treatment of Non-Qualified Options” below.
     U.S. Federal Income Tax Consequences of Amended Options. If you choose not to participate in the Offer, it is anticipated that your options will be amended such that the options will become fully vested and exercisable, and any shares of our Common Stock issued pursuant to the exercise of the amended options will be subject to restrictions on sale or transfer prior to the expiration of the original vesting period of such options. We believe that such amendment will not be taxable to you for United States federal income tax purposes. The tax aspects of such amended options will be the same as any other non-qualified option grant to you by us and are generally described in “U.S. Federal Income Tax Treatment of Non-Qualified Options” below.
     U.S. Federal Income Tax Treatment of Non-Qualified Options. Generally, the federal income tax treatment for non-qualified stock options is as follows:
•	You will not be required to recognize federal income tax upon the grant of a non-qualified stock option. You will, in general, be required to recognize ordinary income in the year in which the non-qualified stock option is exercised so long as the underlying stock is not subject to both substantial risk of forfeiture and transferability restrictions. In this regard, it is possible that the transferability restrictions applicable to the amended options might not be deemed to constitute a substantial risk of forfeiture. Thus, the exercise of amended options may constitute a taxable event, even though the shares of Common Stock acquired upon exercise of such options are subject to transferability restrictions. The amount of ordinary income in such cases would be equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares.

•	You will be subject to the applicable income and payroll tax withholding requirements with respect to such income (much like the withholding requirements that apply when we pay you salary or bonuses), even if you are no longer employed by us or one of our subsidiaries on the date of option exercise. Unless we elect to satisfy this withholding tax obligation by withholding sufficient PSC shares from the shares that are due to you upon exercise of the options, you must pay us in cash the amount of the withholding tax promptly upon our request. As indicated above, it is possible that the exercise of amended options would constitute a taxable event even though the shares of Common Stock acquired upon such exercise is subject to transferability restrictions. Thus, you may be required to pay withholding taxes at the time of exercise of amended options even though you are unable to sell any of the shares of our Common Stock acquired upon such exercise.

•	Generally, we will be entitled to a business expense deduction equal to the amount of ordinary income you realize with respect to an exercised non-qualified stock option.

•	You will be required to recognize capital gain or loss upon the subsequent sale of the shares acquired by exercise of the non-qualified stock option. The amount of capital gain or loss will be the difference between the sales price you receive for the shares and the sum of the exercise price you paid for the shares, the ordinary income you recognized on those shares and the broker commission, if any, you paid upon the sale. Any such gain would be long-term capital gain if you have held the shares for more than one year at the time of such sale.
IF YOU ARE LIVING OR WORKING IN THE UNITED STATES, BUT ARE ALSO SUBJECT TO THE TAX LAWS IN ANOTHER COUNTRY, YOU SHOULD BE AWARE THAT THERE MAY BE OTHER TAX AND SOCIAL INSURANCE CONSEQUENCES WHICH MAY APPLY TO YOU. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO TAX CONSEQUENCES OF EXCHANGING OPTIONS IN THE OFFER.
IRS Circular 230 Disclosure: The foregoing discussion of U.S. federal tax matters is not intended to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties that may be imposed on the taxpayer and was written to support the promotion or marketing of the transaction(s) or matter(s) addressed by that discussion. The taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
18. Extension of the Offer; Termination; Amendment
     We expressly reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 8 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options. If we elect to extend the period of time during which the Offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Offer, we will also extend your right to withdraw the election to exchange your eligible options until the new Election Deadline. In the case of an extension, we will give oral or written notice or make an announcement of the extension no later than 6:00 p.m. Eastern Time on the next business day after the previously scheduled or announced Election Deadline.
     We also expressly reserve the right, in our reasonable judgment, before the Election Deadline, to terminate or amend the Offer and to postpone our acceptance and cancellation of your eligible options if you elect to participate in the exchange upon the occurrence of any of the conditions specified in Section 8 of this Offer to Exchange, by giving oral or written notice, or making an announcement, of such termination or postponement to you. Our reservation of the right to delay our acceptance and cancellation of eligible options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of the Offer. Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 8 of this Offer to Exchange has occurred, to amend the Offer in any respect, including, without limitation, by altering the terms and conditions of the replacement options offered in the Offer to eligible holders. Amendments to the Offer may be made, at any time and from time to time, by giving oral or written notice, or making an announcement, of the amendment. Any notice given or announcement made pursuant to the Offer will be disseminated promptly to you in a manner reasonably designed to inform eligible employees of such change.
     If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an Offer must remain open following certain material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:
•	we increase or decrease the amount of consideration offered for the eligible options (i.e., we increase or decrease what we will give you in exchange for your eligible options);

•	we change the type of options eligible to be elected for exchange in the offer or the replacement options; or

•	we increase or decrease the number of options eligible to be tendered for exchange pursuant to the Offer.
We do not presently intend to take any of these actions.
19. Fees and Expenses
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting exchanges of eligible options pursuant to the Offer.
20. Additional Information
     With respect to the Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether or not to exchange your options:
•	our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 9, 2005, including the information incorporated by reference in the Form 10-K;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, filed with the SEC on November 1, 2005, including the information incorporated by reference in the Form 10-Q;

•	our Current Reports on Form 8-K dated March 3, 2005, March 9, 2005, October 4, 2005 and October 14, 2005 (in each case, to the extent filed and not furnished); and

•	the description of our Common Stock contained in our Registration Statement on Form 8-A filed on January 21, 1999, including any amendments or reports updating this description.
     In addition, this Offer to Exchange incorporates herein by reference any future filings the Company will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act from the date of the initial filing of the Schedule TO to which this Offer to Exchange relates until the termination of the Offer.
     We recommend that you review any additional documents that we may file with the SEC between the date of this Offer to Exchange and the Election Deadline. These filings and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 800-SEC-0330.
     Our SEC filings are available to the public on the SEC’s Internet site at www.sec.gov. We also make copies of our filings with the SEC available to investors on our website without charge as soon as reasonably practicable after we electronically file them with the SEC. These filings are available through the Investor Relations page of our web site or directly at http://www.perotsystems.com/investors/SECFilings.htm. If you would like to view general information regarding our company, please go to our corporate website at http://www.perotsystems.com.
     We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
2300 West Plano Parkway
Plano, Texas 75075
Attention: Investor Relations
(877) 737-6973

     As you read the documents listed in this Section 20, you may note some inconsistencies in information from one document to another. Should you note inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange about PSC should be read together with the information contained in the documents to which we have referred you.
21. Forward-Looking Statements
     This Offer to Exchange and the information contained in documents to which we have referred you contain forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “see,” “target,” “projects,” “position,” or “continue” or the negative of such terms and other comparable terminology. These statements reflect our expectations, estimates and projections as of the date of the applicable document. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual events or results may differ materially from what is expressed or forecasted in these forward-looking statements. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section of this Offer to Exchange. Please also refer to our Annual Report on Form 10-K for our most recently ended fiscal year and subsequent public filings, as filed with the SEC and available at www.sec.gov, for additional information regarding risk factors. These risk factors describe reasons why our actual results may differ materially from any forward-looking statement. We disclaim any intention or obligation to revise any forward-looking statements contained or incorporated by reference into this Offer to Exchange whether as a result of new information, future developments, or otherwise.
22. Miscellaneous
     We are not making the Offer, nor will we accept any election to exchange options from, or on behalf of, employees in any jurisdiction in which we believe that the Offer is not in compliance with applicable law. However, we may, at our discretion, take any actions necessary for us to make the Offer to employees in any such jurisdiction.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER, OTHER THAN THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE RELATED OFFER DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.
PEROT SYSTEMS CORPORATION
November 15, 2005

APPENDIX A
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
PEROT SYSTEMS CORPORATION
     The directors and executive officers of Perot Systems Corporation and their positions and offices as of November 10, 2005 are set forth in the following table:

EXECUTIVE OFFICER/DIRECTOR	POSITION
Ross Perot	Chairman Emeritus
Ross Perot, Jr.	Chairman of the Board
Peter A. Altabef	Director, President and Chief Executive Officer
Steve Blasnik	Director
John S.T. Gallagher	Director
Carl Hahn	Director
DeSoto Jordan	Director
Thomas Meurer	Director
Cecil H. Moore, Jr.	Director
Anuroop Singh	Director
Russell Freeman	Vice President and Chief Financial Officer
Darcy Anderson	Vice President
James Champy	Vice President
Thomas D. Williams	Vice President, Secretary and General Counsel
John King	Vice President
     The address of each director and executive officer is: c/o Perot Systems Corporation, 2300 W. Plano Parkway, Plano, Texas 75075, and the business telephone number is (972) 577-0000.

APPENDIX B
COMPARISON OF MATERIAL TERMS OF
ELIGIBLE OPTIONS, REPLACEMENT OPTIONS AND AMENDED OPTIONS
     The following chart sets forth a comparison of certain material terms of the eligible options, the replacement options and the amended options:

	Eligible Options	Replacement Options	Amended Options
Plan under which Option Granted	Perot Systems Corporation Amended and Restated 1991 Stock Option Plan	2001 Perot Systems Corporation Long-Term Incentive Plan	Perot Systems Corporation Amended and Restated 1991 Stock Option Plan

Option Status	Non-qualified Stock Options; Performance Options	Non-qualified Stock Options	Non-qualified Stock Options; Performance Options

Underlying Shares	Class A Common Stock, par value $0.01 per share, of PSC • 100% of original grant	Class A Common Stock, par value $0.01 per share, of PSC • 90% of original grant	Class A Common Stock, par value $0.01 per share, of PSC • 100% of original grant

Underlying Shares Registered	Registered with the SEC	Registered with the SEC	Registered with the SEC

Exchange on which Underlying Shares Listed	Listed on New York Stock Exchange	Listed on New York Stock Exchange	Listed on New York Stock Exchange

Restrictions on Transferability of Shares Issuable upon Exercise of Options	Unless PSC otherwise agrees in writing, shares purchased pursuant to stock options may not be sold or otherwise transferred, other than by will or under the laws of descent and distribution, until and unless (i) any holding period or other restriction on such a sale or other transfer specified in the Stock Option Agreement has expired, and (ii) PSC has waived in writing any option to buy back such shares that it may have under the Stock Option Agreement	Subject to compliance with applicable securities laws, no transfer restrictions on underlying shares	Other than in the case of death, underlying shares may not be transferred before March 31, 2010 without the prior written consent of PSC; Unless PSC otherwise agrees in writing, shares purchased pursuant to stock options may not be sold or otherwise transferred, other than by will or under the laws of descent and distribution, until and unless (i) any holding period or other restriction on such a sale or other transfer specified in the Stock Option Agreement has expired, and (ii) PSC has waived in writing any option to buy back such shares that it may have under the Stock Option Agreement

Exercise Price (per Share)	$25.00	$25.00	$25.00

Expiration Date of Option	March 31, 2011	March 31, 2011	March 31, 2011

	Eligible Options	Replacement Options	Amended Options
Exercisability	Exercisable beginning on March 31, 2010 through March 31, 2011	Exercisable beginning on the date of grant through March 31, 2011	Exercisable beginning on the closing of the Offer through March 31, 2011

Vesting	10 year “cliff” vesting (performance metrics not achieved) to occur on March 31, 2010	Fully vested	Fully vested

Expiration on Termination of Employment	Until March 31, 2010, unvested options will cease to vest upon termination of employment for any reason other than death (in which case the options will become immediately vested). Commencing on March 31, 2010, vested options must be exercised by the Expiration Date (March 31, 2011), unless the holder resigns or is terminated for Sufficient Reason, in which case the options must be exercised within 120 days after the termination of employment (but in no case later than March 31, 2011)	Must be exercised by the Expiration Date (March 31, 2011), unless the holder resigns or is terminated for Sufficient Reason, in which case the options must be exercised within 120 days after the termination of employment (but in no case later than March 31, 2011)	Must be exercised by the Expiration Date (March 31, 2011), unless the holder resigns or is terminated for Sufficient Reason, in which case the options must be exercised within 120 days after the termination of employment (but in no case later than March 31, 2011)

Non-Competition and Non-disclosure	You agree not to compete with PSC within 50 miles of location where employed and not to solicit employees or customers during employment and one year thereafter; you agree not to disclose or use any confidential information of PSC	You agree not to compete with PSC within 50 miles of location where employed and not to solicit employees or customers during employment and one year thereafter; you agree not to disclose or use any confidential information of PSC	You agree not to compete with PSC within 50 miles of location where employed and not to solicit employees or customers during employment and one year thereafter; you agree not to disclose or use any confidential information of PSC

Repurchase/Forfeiture for Misconduct	Until the earlier of 150 days following the discovery of relevant facts relating to your “Substantial Misconduct” or violation of non-competition or non-disclosure provisions, or the second anniversary of such termination of employment, PSC has the right (i) to purchase any of your shares purchased pursuant to options at a price equal to the purchase price you paid for the shares plus simple interest at a rate of 8% per annum and (ii) require repayment of “Net Investment Proceeds”	Until 150 days following discovery of relevant facts relating to your “Substantial Misconduct” or violation of non-competition or non- disclosure provisions (i) unexercised options subject to forfeiture and cancellation (ii) shares purchased pursuant to options for prior two year period subject to repurchase by PSC at exercise price and (iii) PSC may require repayment of “Net Investment Proceeds”	Until the earlier of 150 days following the discovery of relevant facts relating to your “Substantial Misconduct” or violation of non-competition or non-disclosure provisions, or the second anniversary of such termination of employment, PSC has the right (i) to purchase any of your shares purchased pursuant to options at a price equal to the purchase price you paid for the shares plus simple interest at a rate of 8% per annum and (ii) require repayment of “Net Investment Proceeds”

	Eligible Options	Replacement Options	Amended Options
Payment of Exercise Price	Cash purchase; cashless exercise or other form of consideration approved by administrator of the 1991 Plan	Cash purchase; cashless exercise or other form of consideration approved by administrator of the 2001 Plan	Cash purchase; cashless exercise or other form of consideration approved by administrator of the 1991 Plan

Administrator	The Board of Directors of PSC or a Committee of the Board, the Chief Executive Officer or other officer of PSC delegated by the Board	The Board of Directors of PSC or any of its Committees	The Board of Directors of PSC or a Committee of the Board, the Chief Executive Officer or other officer of PSC delegated by the Board

Adjustments upon certain events; change of control	Administrator will make such adjustments in the number and kind of shares and purchase price per share of shares subject to outstanding stock option agreements as it determines are equitable to preserve the rights of the participants if any change is made in the shares of Common Stock	Adjusted proportionately upon changes in capitalization; Board may, in its discretion, substitute or adjust options, accelerate vesting of options and cancel options in exchange for cash payment upon change of control	Administrator will make such adjustments in the number and kind of shares and purchase price per share of shares subject to outstanding stock option agreements as it determines are equitable to preserve the rights of the participants if any change is made in the shares of Common Stock

Governing Law; Disputes	Delaware; Wilmington, Delaware (arbitration venue; resolved as per the Commercial Arbitration Rules of the American Arbitration Agreement in effect as of the date of the Stock Option Agreement)

Prevailing party in arbitration entitled to reasonable attorneys’ fees and costs	Delaware; Dallas, Texas (you consent to personal jurisdiction of courts in Dallas, Texas by acceptance of replacement options)

		Prevailing party in any dispute entitled to reasonable attorneys’ fees and costs	Delaware; Wilmington, Delaware (arbitration venue; resolved as per the Commercial Arbitration Rules of the American Arbitration Agreement in effect as of the date of the Stock Option Agreement) Prevailing party in arbitration entitled to reasonable attorneys’ fees and costs

Transferability of Options	Not transferable except by beneficiary designation, will or laws of descent or distribution; may be exercised only by you during your lifetime (or your guardian if one appointed due to your Total Disability)	Not transferable except by beneficiary designation, will or laws of descent or distribution; may be exercised only by you during your lifetime (or your guardian if one appointed due to your Total Disability)	Not transferable except by beneficiary designation, will or laws of descent or distribution; may be exercised only by you during your lifetime (or your guardian if one appointed due to your Total Disability)

Tax Consequences	No federal income taxation at time of grant. Ordinary income recognition generally required upon exercise in an amount equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares	No federal income taxation at time of grant. Ordinary income recognition generally required upon exercise in an amount equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares	No federal income taxation at time of amendment. Ordinary income recognition generally required upon exercise in an amount equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares